UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ABIOMED, INC.

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ABIOMED, INC.

22 Cherry Hill Drive

Danvers, Massachusetts 01923

Notice of Annual Meeting of Stockholders

To Be Held on August 8, 2018

The Annual Meeting of Stockholders, or the Annual Meeting, of ABIOMED, Inc., or the Company, will be held on August 8, 2018 at 8:00 a.m. at Boston Park Plaza, 50 Park Plaza, Boston, Massachusetts 02116, for the following purposes:

1.	To elect two Class II directors to our Board of Directors to serve for three-year terms extending until the 2021 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To hold an advisory vote on executive compensation;

3	To amend and restate the ABIOMED, Inc. Amended and Restated 2015 Omnibus Incentive Plan, or the Amended and Restated 2015 Plan, and to increase the number of shares of common stock available for issuance thereunder by 1,725,000 shares to 4,985,000 shares;

4.	To ratify the appointment of our independent registered public accounting firm for the fiscal year ending March 31, 2019; and

5.	To consider and act upon any other matter which may properly come before the Annual Meeting or any adjourned session thereof.

Our Board of Directors has fixed the close of business on June 11, 2018 as the record date for determining the Stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only Stockholders of record at the close of business on June 11, 2018 will be entitled to vote at the Annual Meeting or any adjournments thereof.

By Order of the Board of Directors

/s/ Stephen C. McEvoy
Stephen C. McEvoy, Secretary

Danvers, Massachusetts

June 22, 2018

YOUR VOTE IS IMPORTANT

We encourage you to vote by proxy even if you plan to attend the Annual Meeting. You may vote your proxy via the internet or by telephone by following the instructions on your Notice of Internet Availability of Proxy Materials or, if you received a printed copy of your proxy materials, on your proxy card. If you received a printed copy of your proxy materials, you may also vote by mail by signing, dating and returning your proxy card in the envelope provided. Voting now will not limit your right to change your vote or to attend the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 8, 2018

This year we are again taking advantage of the Securities and Exchange Commission, or the SEC, Notice and Access rule, which allows corporate issuers to furnish their proxy materials on the internet. As a result, we are mailing to our Stockholders a Notice of Internet Availability of Proxy Materials, or Notice, in place of a paper copy of our proxy materials. The Notice contains instructions on how to access the proxy materials electronically and how to submit your proxy via the internet. The Notice also contains instructions on how to request a paper copy of the proxy materials. This process will result in savings in printing and mailing costs and will help the environment. This Proxy Statement and our 2018 Annual Report are available on our website at http://www.abiomed.com/proxy. Note: Our website does not have cookies that identify visitors to the site.

ABIOMED, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held on August 8, 2018

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of our Board of Directors for use at our Annual Meeting of Stockholders, or Annual Meeting, to be held at Boston Park Plaza, 50 Park Plaza, Boston, Massachusetts 02116, on August 8, 2018 at 8:00 a.m. Eastern Time and at any adjournment or adjournments thereof. We are a Delaware corporation and our principal executive offices are located at 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

We will bear the cost of solicitation of proxies. Some of our officers and employees may solicit proxies by correspondence, telephone or in person, without extra compensation. We may also pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding proxy materials to their principals. It is expected that this Proxy Statement and the accompanying proxy will be made available to our Stockholders on or about June 22, 2018. We are first sending the Notice of Internet Availability of Proxy Materials, or Notice, this Proxy Statement, the Company’s 2018 Annual Report and proxy card to Stockholders on or about June 22, 2018.

We have fixed the close of business on June 11, 2018 as the record date for the Annual Meeting. You are a Stockholder of record if your shares of our stock are registered directly in your own name with our transfer agent, American Stock Transfer & Trust Company, LLC, or AST. You are a beneficial owner if a brokerage firm, bank, trustee or other agent, called a “nominee”, holds your stock. This is often called ownership in “street name” because your name does not appear in the records of AST. Only Stockholders of record at the close of business on the record date will be entitled to receive notice of, and to vote at, the Annual Meeting. As of June 11, 2018, there were outstanding and entitled to vote 44,641,836 shares of our common stock, $0.01 par value per share. Our by-laws require that a majority in interest of all stock issued, outstanding and entitled to vote at a meeting shall constitute a quorum. If you are a Stockholder of record and you vote “abstain” or “withhold” on any matter, your shares will not be voted on that matter and will not be counted as votes cast in the final tally of votes on that matter. However, your shares will be counted for purposes of determining whether a quorum is present. If you are a beneficial owner holding through a broker nominee, you may instruct your broker nominee that you wish to abstain from voting on a proposal or withhold authority to vote for one or more nominees for director. A broker nominee generally may not vote on “non-routine” matters without receiving your specific voting instructions. This is called a “broker non-vote”. Like abstentions, broker non-votes are counted as present and entitled to vote for quorum purposes, but are not counted as votes cast.

Only Stockholders of record of shares of the Company’s common stock at the close of business on the record date, or their designated proxies, are entitled to attend the Annual Meeting. If you hold your shares in “street name”, then you should bring proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership. If you are a representative or proxyholder of an entity that owns common stock of the Company, you must present evidence that you are the entity’s authorized representative or proxyholder, and, if the entity is a street name owner, proof of the entity’s beneficial ownership as of the record date. We reserve the right to limit the number of representatives who may attend the meeting.

Each attendee will be asked to present valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices are prohibited at the meeting, and attendees may be subject to security inspections and other security precautions. For safety and security reasons, we will be unable to admit anyone who does not present proper identification, proof of ownership or legal proxy, or refuses to comply with our security procedures. You can find directions to the Annual Meeting at www.bostonparkplaza.com/location-directions.

Proposal No. 1 (election of directors) requires the affirmative vote of a plurality of the votes cast by holders of our common stock entitled to vote thereon, provided that a quorum is present. However, we have adopted a majority voting policy that is applicable in uncontested elections of directors. This means that the plurality standard will determine whether a director nominee is elected, but our majority voting policy will further require that the number of votes cast “for” a director must exceed the number of votes “withheld” from the director or the director must submit his or her resignation. The Governance and Nominating Committee would then consider whether to recommend that the Board of Directors accept or reject the resignation. See “Corporate Governance—Majority Voting and Director Resignations” below for additional details.

Proposal No. 2 (the advisory vote on executive compensation), Proposal No. 3 (the amendment and restatement of the Amended and Restated 2015 Plan and the increase in the number of shares of common stock available under the Amended and Restated 2015 Plan), and Proposal No. 4 (the ratification of the appointment of our independent registered public accounting firm) each requires the affirmative vote of a majority of the votes cast by holders of our common stock entitled to vote thereon, provided that a quorum is present. Abstentions and broker non-votes will not be included in calculating the number of votes cast on Proposal No. 2 or Proposal No. 3. The broker nominee will, however, be able to vote on the ratification of the appointment of our independent registered public accounting firm even if it does not receive your instructions, so we do not expect any broker non-votes will exist in connection with Proposal No. 4. Votes will be tabulated by Broadridge Financial Solutions, Inc.

AT THE ANNUAL MEETING, YOUR SHARES WILL BE VOTED AS YOU INSTRUCT, OR, IF YOU PROPERLY SUBMIT YOUR PROXY CARD WITHOUT MAKING SPECIFIC INSTRUCTIONS, YOUR SHARES WILL BE VOTED IN THE MANNER RECOMMENDED BY OUR BOARD OF DIRECTORS AS FOLLOWS: FOR THE NOMINEES FOR DIRECTOR (PROPOSAL NO. 1), FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL NO. 2), FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE AMENDED AND RESTATED 2015 PLAN (PROPOSAL NO. 3) AND FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 4). IF ANY OTHER MATTERS NOT INCLUDED IN THIS PROXY STATEMENT PROPERLY COME BEFORE THE MEETING, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED BY THE HOLDERS OF THE PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT TO THE EXTENT PERMITTED BY RULE 14a-4(C)(1) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OR THE EXCHANGE ACT. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH OUR SECRETARY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE OR BY ATTENDING AND VOTING AT THE MEETING.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors and is divided into three classes. We refer to these classes as Class I, Class II and Class III. The term of one class of directors expires each year at the Annual Meeting of Stockholders. Each director continues to serve as a director until his or her successor is duly elected and qualified. This year, the terms of the Class II directors, Eric A. Rose and Jeannine M. Rivet, expire at the Annual Meeting.

Our Board of Directors has nominated each of Dr. Rose and Ms. Rivet to serve as a Class II director for a three-year term until the 2021 Annual Meeting of Stockholders, or until his or her successor has been duly elected and qualified.

Dr. Rose was most recently elected by our Stockholders as a Class II director at our Annual Meeting of Stockholders on August 12, 2015. On February 8, 2016, our Board of Directors appointed Ms. Rivet as a Class II director. See “Executive Officers and Directors” for further information about Dr. Rose and Ms. Rivet.

If any nominee at the time of the Annual Meeting is unable or unwilling to serve or is otherwise unavailable for election, and our Board of Directors designates another nominee, the persons named as proxies will vote the proxy for such substitute, if any. The proposed nominees have consented to being named in the proxy statement and to serve if elected. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person.

Our Board of Directors recommends that you vote FOR the election of Dr. Eric A. Rose and Ms. Jeannine M. Rivet.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in July 2010, requires that we provide our Stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. We refer to this non-binding advisory vote as the “say on pay” vote. Although this vote is not binding on us, we value the opinion of our Stockholders. Our Board of Directors and Compensation Committee will carefully consider the outcome of the vote as we make future decisions on executive compensation.

As described under the heading “Compensation Discussion and Analysis,” by offering compensation that is competitive with peer organizations, our compensation programs are designed to attract, retain and motivate our executive officers and to reward superior financial, strategic and operational performance in a manner consistent with our team-oriented values and corporate goals. Our compensation consists of a mixture of cash payments and equity incentives, which we believe aligns our executive compensation with the interests of our Stockholders. We review our compensation policies annually with the help of a compensation consultant to understand how our policies compare to market practices and to ensure our compensation policies create the right incentives to attract, retain and motivate our workforce. We encourage you to carefully review the Compensation Discussion and Analysis beginning on page 23 of this Proxy Statement for a discussion of the factors underlying the structure of our executive compensation program.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. The vote on this proposal is not intended to address any specific element of compensation but rather relates to the overall compensation of our named executive officers, as described in this Proxy Statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis, compensation tables and accompanying narrative disclosures).

We ask our Stockholders to vote in favor of the following resolution at the Annual Meeting:

“RESOLVED, that the Stockholders of ABIOMED, Inc. APPROVE, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and accompanying narrative disclosures.”

Our Board of Directors recommends that you vote FOR the advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

PROPOSAL NO. 3

APPROVAL OF THE SECOND AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE PLAN

We are asking Stockholders to approve the second amendment and restatement of the ABIOMED, Inc. Amended and Restated 2015 Omnibus Incentive Plan, or the Amended and Restated 2015 Plan, approved by our Board of Directors on June 14, 2018, or the Second Amended and Restated 2015 Plan. This plan was originally adopted by our Board of Directors on June 29, 2015 and approved by our Stockholders on August 12, 2015. The number of shares originally authorized for issuance under the plan was 2,000,000 shares of our common stock. An amendment to the plan to increase the number of shares of our common stock available for issuance under the plan by 1,260,000 shares was approved by our Stockholders on August 10, 2016. As discussed further below, Stockholders are being asked to approve an amendment to the Amended and Restated 2015 Plan to enable us to increase the number of shares of our common stock available for issuance under the plan by 1,725,000 shares to 4,985,000 shares. Equity grants are an essential element of the Company’s compensation program. Stockholder approval of the Second Amended and Restated 2015 Plan would allow us to continue to attract and retain high quality and high performing directors, executives, and other employees with equity incentives. The Board of Directors approved the Second Amended and Restated 2015 Plan and the additional shares of common stock authorized for issuance under it based upon its review and consideration of:

•	the Company’s historical rates of equity award issuances;

•	the dilutive impact to Stockholders;

•	the expected increase in hiring of new employees to support our anticipated growth;

•	the equity plan guidelines established by certain institutional investors and proxy advisory firms; and

•	the advice provided by Willis Towers Watson, the Compensation Committee’s independent compensation consultant.

The Board of Directors believes that it is in the best interests of Stockholders for the Company’s employees (including its officers), directors and certain consultants to have an ownership interest in the Company and that granting equity awards to such persons motivates them to contribute to the Company’s success. We do not believe that the remaining shares of common stock available for issuance under the Amended and Restated 2015 Plan are sufficient to continue granting equity awards at the rate at which we have historically granted equity awards, taking into account an expected increase in the number of Company employees to support our future growth. Accordingly, on June 14, 2018, our Board of Directors approved the Second Amended and Restated 2015 Plan, subject to Stockholder approval, to, among other things, increase the number of shares of common stock reserved for issuance under the Amended and Restated 2015 Plan by 1,725,000 shares to 4,985,000. The Second Amended and Restated 2015 Plan is now being submitted to our Stockholders for approval.

The Board of Directors believes that the Second Amended and Restated 2015 Plan continues to promote the interests of our Stockholders and is consistent with principles of good corporate governance, including:

•	Independent Committee. The Second Amended and Restated 2015 Plan is administered by the Compensation Committee, which is composed entirely of independent directors who meet Nasdaq Stock Market standards for independence and who meet the definition of “outside directors” for purposes of the performance-based compensation exemption under Section 162(m), or Section 162(m), of the Internal Revenue Code of 1986, as amended, or the Code, and “non-employee directors” under Rule 16b-3(b)(3) of the Exchange Act.

•	No Discounted Stock Options or SARs. All stock option and SAR awards under the Second Amended and Restated 2015 Plan must have an exercise or base price that is not less than the fair market value of the underlying common stock on the date of grant.

•	No Repricing. Other than in connection with a corporate transaction affecting the Company or certain other events, the Second Amended and Restated 2015 Plan prohibits any repricing of stock options or

SARs without obtaining Stockholder approval in accordance with the Nasdaq Stock Market requirements.

•	Limits on Awards. The Second Amended and Restated 2015 Plan limits the number of stock options, SARs and other awards that may be granted to plan participants in any fiscal year of the Company and also contains separate limits on the value of awards that may be made to non-employee directors in any fiscal year of the Company.

•	Performance Awards. Under the Second Amended and Restated 2015 Plan, the Compensation Committee may grant performance-based awards.

•	No Liberal Share Recycling. Shares underlying stock options and other awards issued under the Second Amended and Restated 2015 Plan will not be recycled into the share pool under the Second Amended and Restated 2015 Plan if they are withheld in payment of the exercise price of the award or to satisfy tax withholding obligations in respect of the award.

•	Fungible Share Design. Each award granted on or after August 8, 2018 under the Second Amended and Restated 2015 Plan, other than a stock option or SAR, will be counted against the share pool as 1.80 shares (while the ratio for awards granted prior to August 10, 2016 under the Amended and Restated 2015 Plan was 1.70).

•	No Single-Trigger Vesting upon a Change of Control. The Second Amended and Restated 2015 Plan does not provide for the automatic acceleration of equity awards in connection with a change of control, unless the awards would be cancelled in the transaction.

•	Dividend Equivalents. The Second Amended and Restated 2015 Plan does not allow for dividends or dividend equivalents to apply to stock options or SARs. In addition, the plan has been amended to require that any dividends or dividend equivalents payable in respect of other awards are subject to the vesting and performance conditions, if any, of the underlying full value awards.

•	Minimum Vesting Requirements. The Second Amended and Restated 2015 Plan contains a minimum vesting requirement of at least one year from the date of grant for all awards, subject to a carve-out for awards that, in the aggregate, do not exceed five percent of the total shares of our common stock reserved for issuance under the Second Amended and Restated 2015 Plan.

Existing Equity Plan Information

In addition to the Amended and Restated 2015 Plan, equity awards have been granted under the ABIOMED, Inc. 2008 Stock Incentive Plan, as amended, or the 2008 Plan. Effective as August 8, 2018, and subject to our Stockholders’ approval of the Second Amended and Restated 2015 Plan, no future awards may be granted under the 2008 Plan. Equity awards are also outstanding under the Company’s 2000 Stock Incentive Plan, as amended, or the 2000 Plan. No future awards may be granted under the 2000 Plan.

The table below includes aggregated information regarding awards outstanding under the Amended and Restated 2015 Plan, the 2008 Plan and the 2000 Plan, the number of shares available for future awards under the Amended and Restated 2015 Plan and the 2008 Plan as of June 11, 2018. We have no equity awards outstanding other than stock options and restricted stock units.

	Number of shares (as of June 11, 2018)	As a percentage of stock outstanding (44,641,836 shares as of June 11, 2018)
Outstanding stock options(1)	1,209,284	2.7%
Outstanding restricted stock units(1)	836,552	1.9%
Total shares subject to outstanding awards	2,045,836	4.6%
Total shares available for future awards under 2008 Plan(2)	271,057	0.6%
Total shares available for future awards under the Amended and Restated 2015 Plan	2,157,413	4.8%

(1)	As of June 11, 2018, the weighted average exercise price of our outstanding stock options was $67.80, and the weighted average remaining term of our outstanding stock options was 5.1 years. The weighted average remaining term of our outstanding restricted stock units was 1.7 years.
(2)	Effective as of August 8, 2018 and subject to our Stockholders’ approval of the Second Amended and Restated 2015 Plan, no future awards may be granted under the 2008 Plan. Between June 11, 2018 and August 8, 2018, no new grants will be made pursuant to the 2008 Plan.

Historical Use of Equity, Outstanding Awards and Dilution

The table below sets forth our historical use of equity with respect to both employees and non-employee directors in fiscal 2018, 2017 and 2016.

Fiscal Year Ended March 31,	2018	2017	2016
Stock options granted	155,515	179,900	183,500
Time-based restricted stock units granted(1)	136,911	134,509	186,664
Performance-based restricted stock units earned(1)(2)	124,857	183,084	222,563
Weighted average basic common shares outstanding	44,153,320	43,237,635	42,204,126

(1)	RSU figures shown above do not include the effect of the fungible ratios.
(2)	Performance-based RSU grants are reported in the year in which the performance criteria were satisfied.

Reasons for Seeking Stockholder Approval

Our Board of Directors believes that the ability to grant equity compensation has been, and will continue to be, essential to the Company’s ability to attract and retain the highest quality and highest performing employees and directors. Our Board of Directors also believes that equity compensation motivates our employees, including our executive officers, and our directors to contribute to the achievement of our corporate objectives and encourages the alignment of their interests with the interests of our Stockholders. After a review of our historical practices and an estimation of the Company’s future growth, recruiting and retention needs, the Company believes that the availability of 4,985,000 shares of common stock under the Second Amended and Restated 2015 Plan would provide a sufficient number of shares to enable the Company to continue to make awards at historical average annual rates (adjusted to account for the Company’s anticipated increased headcount) for at least the next two years. The Compensation Committee determined that reserving shares sufficient for approximately two years of new awards at historical grant rates is in line with the practice of our peer public companies.

Summary of the Material Terms of the Second Amended and Restated 2015 Plan

The following summary describes the material terms of the Second Amended and Restated 2015 Plan and provides a general description of the U.S. federal income tax consequences applicable to certain transactions involving awards under the Second Amended and Restated 2015 Plan. The following description of certain features of the Second Amended and Restated 2015 Plan is qualified in its entirety by reference to the full text of the Second Amended and Restated 2015 Plan, which is filed as Appendix A to this proxy statement.

Plan Administration. The Second Amended and Restated 2015 Plan is administered by the Compensation Committee, which has the authority to, among other things, interpret the Second Amended and Restated 2015 Plan, determine eligibility for, grant and determine, modify or waive the terms and conditions of awards under the Second Amended and Restated 2015 Plan, and to do all things necessary or appropriate to carry out the purposes of the Second Amended and Restated 2015 Plan. The Compensation Committee’s determinations under the Second Amended and Second Restated 2015 Plan are conclusive and binding. The Compensation Committee may delegate certain of its duties, powers and responsibilities as it deems appropriate to one or more of its members, the Company’s officers or employees.

Term. No awards will be made after the tenth anniversary of the Second Amended and Restated 2015 Plan’s approval by our Stockholders or Board of Directors, whichever is earlier, but previously granted awards may continue beyond that date in accordance with their terms.

Authorized Shares. Subject to adjustment, the maximum number of shares of our common stock that may be delivered in satisfaction of awards under the Second Amended and Restated 2015 Plan, or the Share Pool, will be 4,985,000 shares. Any shares underlying awards granted under the plan or the 2008 Plan that expire, become unexercisable, terminate or are forfeited or repurchased by the Company due to failure to vest will become available for re-issuance under the Second Amended and Restated 2015 Plan. Shares of our common stock that are withheld from a stock option or other award in payment of the exercise price or in satisfaction of the tax withholding obligations will not be available for re-issuance under the Second Amended and Restated 2015 Plan. In addition, the total number of shares covered by a SAR (or portion thereof) that is settled in stock will not be available for re-issuance under the Second Amended and Restated 2015 Plan. Further, any shares repurchased on the open market with the proceeds received from a participant exercising a stock option will not be available for re-issuance under the Second Amended and Restated 2015 Plan. Each share subject to a stock option or SAR will count against the Share Pool as one share of stock and each share subject to an award other than a stock option or SAR, such as a restricted stock unit, will count against the Share Pool as 1.80 shares of stock. Any shares that become available for re-issuance under the Second Amended and Restated 2015 Plan or under the 2008 Plan will be returned to the Share Pool at the rates described in the preceding sentence.

Annual Individual Limits. The maximum number of shares for which stock options may be granted to any person in any fiscal year is 750,000 shares. The maximum number of shares for which SARs may be granted to any person in any fiscal year is 750,000 shares. The maximum number of shares subject to other awards that may be granted to any person in any fiscal year is 500,000 shares. The maximum amount that may be payable to any employee in any fiscal year in respect of any cash award is $3,000,000.

Annual Non-Employee Director Limits. The maximum grant date fair value of awards under the Second Amended and Restated 2015 Plan that may be granted to any non-employee director of our Board of Directors in any fiscal year may not exceed $800,000. This limit does not apply to any award or shares of stock granted pursuant to a director’s election to receive an award or shares in lieu of cash retainers or other fees.

Eligibility. The Compensation Committee selects participants from among the key employees and directors of, and consultants and advisors to, the Company and its affiliates. Eligibility for stock options intended to be incentive stock options, or ISOs, and cash awards is limited to employees of the Company and certain affiliates. As of June 11, 2018, approximately 1,190 employees, seven directors and a director emeritus and certain consultants and advisors would be eligible to participate in the Second Amended and Restated 2015 Plan. In the fiscal year ended March 31, 2018, only employees and directors were granted awards under the Amended and Restated 2015 Plan. On June 11, 2018, the closing price of a share of our common stock was $418.21.

Types of Awards. The Second Amended and Restated 2015 Plan provides for grants of stock options, SARs, restricted and unrestricted stock and stock units, performance awards, other awards convertible into or otherwise based on shares of our stock and cash awards. Dividend and dividend equivalents may also be provided in connection with awards other than stock options and SARs under the Second Amended and Restated 2015 Plan, subject to vesting. Awards may be settled in shares of our common stock, cash, property, other awards or a combination thereof.

Stock Options and SARs: The Second Amended and Restated 2015 Plan provides for the grant of ISOs, non-qualified stock options, or NSOs, and SARs. The exercise price of an option, and the base price against which a SAR is to be measured, may not be less than the fair market value (or, in the case of an ISO granted to a ten percent stockholder, 110% of the fair market value) of a share of our common stock on the date of grant. The Compensation Committee determines when stock options or SARs become exercisable and the terms on which such awards remain exercisable, subject to the minimum vesting and exercisability requirements described below. Stock options and SARs may have a maximum term of no more than ten years from the date of grant (or five years from the date of grant in the case of an ISO granted to a ten percent shareholder).

Restricted and Unrestricted Stock: A restricted stock award is an award of our common stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not met, while an unrestricted stock award is not subject to restrictions.

Stock Units: A stock unit award is an unfunded and unsecured promise, denominated in shares of our common stock, and entitles the participant to receive stock or cash measured by the value of the shares in the future. The delivery of common stock or cash under a stock unit may be subject to the satisfaction of performance or other vesting conditions.

Performance Awards: A performance share award is an award the vesting, settlement or exercisability of which is subject to specified performance criteria.

Cash Awards: A cash award is an award denominated in cash.

Vesting. The Compensation Committee has the authority to determine the vesting schedule applicable to each award, and to accelerate the vesting or exercisability of any award, provided that stock options, SARs, restricted stock, restricted stock units, and cash awards granted under the Second Amended and Restated 2015 Plan will be subject to a minimum vesting period of at least one year from the award grant date, subject to a carve-out for awards that in the aggregate do not exceed five percent of the total shares of our common stock reserved for issuance under the plan.

Termination of Employment or Service. The Compensation Committee determines the effect of termination of employment or service on an award. Unless otherwise provided by the Compensation Committee, upon a termination of employment or service, all unvested stock options and other unvested awards will be forfeited and all vested stock options and SARs will remain exercisable for the lesser of the remaining term of the award and 180 days in the case of a termination due to death or disability or 90 days in the case of termination of employment or service for any other reason.

Performance Criteria. The Second Amended and Restated 2015 Plan provides that grants of performance share awards may be made subject to achieving “performance criteria” over a specified performance period. Performance criteria with respect to those awards that were intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code were limited to an objectively determinable measure of performance relating to any, or any combination of, the following (measured either absolutely or by reference to an index or indices or the performance of one or more companies and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after tax basis; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; research and development expenditures; cash flow; margins; stock price; stockholder return; sales of particular products or services; product launches; new drug applications submitted; regulatory approvals; clinical trials; patent filings; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings.

A performance criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the Code, the Compensation Committee may provide, in the case of any award intended to qualify for such exception that one or more of the performance criteria applicable to an award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, other unusual or infrequently occurring items and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the performance period of such award that affect the applicable performance criteria.

Transferability. Awards under the Second Amended and Restated 2015 Plan generally may not be transferred except by will or by the laws of descent and distribution. The Compensation Committee may permit the gratuitous transfer of awards other than ISOs.

Corporate Transactions. In the event of a consolidation, merger or similar transaction or series of related transactions, a sale or transfer of all or substantially all of the Company’s assets or a dissolution or liquidation of the Company, each, a Covered Transaction, the Compensation Committee may, among other things, provide for the continuation or assumption of outstanding awards, for new grants in substitution of outstanding awards, for the accelerated vesting or delivery of shares of common stock under awards or for a cash out of outstanding awards, in each case on such terms and with such restrictions as it deems appropriate. Except as the Compensation Committee may otherwise determine, awards not assumed will terminate upon the consummation of such Covered Transaction. To the extent an outstanding award is cancelled upon the occurrence of a Change of Control (as defined in the Second Amended and Restated 2015 Plan), the Compensation Committee will give prior notice of cancellation and accelerate the exercisability and vesting of all such unexercised and unexpired awards so as to allow the holder of such an award to exercise, or be vested in, the award prior to such Change of Control.

Adjustment. In the event of certain corporate transactions (including, but not limited to, a stock dividend, stock split (or reverse stock split) or combination of shares, recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of Financial Accounting Standards Board, or FASB, ASC Topic 718), the Compensation Committee will make appropriate adjustments to the maximum number of shares that may be delivered under and the individual limits included in the Second Amended and Restated 2015 Plan, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, the exercise, purchase or prices of such awards or any other terms of awards affected by such change. The Compensation Committee may also make the types of adjustments described above to take into account distributions to Stockholders and events other than those listed above if it determines that such adjustments are appropriate to avoid distortion in the operation of the Second Amended and Restated 2015 Plan.

Recoupment. Awards, shares and property received under the Second Amended and Restated 2015 Plan are subject to forfeiture, termination and rescission if the participant breaches any noncompetition, nonsolicitation, confidentiality or similar covenant with the Company or in accordance with any Company policy relating to the recovery of erroneously paid incentive compensation.

Amendment and Termination. The Compensation Committee can amend the Second Amended and Restated 2015 Plan or outstanding awards issued under the Second Amended and Restated 2015 Plan, or terminate the Second Amended and Restated 2015 Plan as to future grants of awards, at any time, except that the Compensation Committee will not be able to alter the terms of an award if it would affect materially and adversely a participant’s rights under the award without the participant’s consent (unless expressly reserved by the Compensation Committee at the time of grant). Stockholder approval will be required for any amendment to the extent such approval is required by law, including the Code, or applicable stock exchange requirements.

U.S. Federal Income Tax Consequences under the Second Amended and Restated 2015 Plan

The following is a summary of some of the material U.S. federal income tax consequences associated with the grant and exercise of awards under the Second Amended and Restated 2015 Plan under current U.S. federal tax laws and certain other tax considerations associated with awards under the Second Amended and Restated 2015 Plan as of the date hereof. The summary does not address tax rates or non-U.S. or U.S. state or local tax consequences, nor does it address employment tax or other U.S. federal tax consequences, except as noted.

ISOs. In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a tax deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one- and two-year holding periods, generally any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

NSOs. In general, a participant has no taxable income upon the grant of an NSO but realizes taxable income in connection with exercise of the stock option in an amount equal to the excess (at time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding tax deduction is generally available to the Company. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.

SARs. The grant of a SAR does not itself result in taxable income to a participant, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock or other property received. A corresponding tax deduction is generally available to the Company at that time.

Restricted Stock. A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have taxable income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding tax deduction is generally available to the Company in the same year that the participant recognizes ordinary income. However, a participant may make an election under

Section 83(b) of the Code, or an 83(b) election, to be taxed at ordinary income rates on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A corresponding tax deduction will generally be available to the Company in the same year that the participant recognizes ordinary income.

For purposes of determining capital gain or loss on a sale of shares awarded under the Second Amended and Restated 2015 Plan, the holding period in the shares begins just after the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Unrestricted Stock. A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at the time of such purchase or award, as applicable, over the purchase price, if any, and a corresponding tax deduction is generally available to the Company in the same year that the participant recognizes ordinary income. A participant who purchases or is awarded restricted stock has income as described in the preceding paragraph.

Restricted Stock Units. The grant of a restricted stock unit does not itself generally result in taxable income. Participants are generally taxed upon vesting or settlement (and a corresponding tax deduction is generally available to the Company) of a restricted stock unit, unless he or she has made a proper election to defer the receipt of the shares under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

Section 162(m). Stock options, SARs and certain performance awards granted prior to January 1, 2018 under the Amended and Restated 2015 Plan were generally intended to be exempt or eligible for exemption from the deductibility limits of Section 162(m) of the Code. However, the Committee had discretionary authority to provide compensation that was not exempt from the limits on deductibility under Section 162(m) of the Code.

Certain Change of Control Payments. Under Section 280G of the Code, the vesting or accelerated exercisability of stock options or the vesting and payments of other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards may be subject to an additional 20% federal tax and may be non-deductible to the Company.

New Plan Benefits

The Compensation Committee has full discretion to determine the number and amount of awards to be granted to participants under the Second Amended and Restated 2015 Plan, subject to the limits described above under “Annual Individual Limits” and “Annual Non-Employee Director Limits” and the other terms of the Second Amended and Restated 2015 Plan. Therefore, future benefits or amounts that will be issued under the Second Amended and Restated 2015 Plan are not determinable at this time.

Option Award Grants Under the Amended and Restated 2015 Plan Since Inception

The following table sets forth summary information concerning the number of shares of our common stock subject to stock option awards granted under the Amended and Restated 2015 Plan to our named executive officers, directors and employees since the original adoption of the Company’s Amended and Restated 2015 Plan through March 31, 2018 that count against the maximum number of shares that can be granted under the plan.

These numbers do not take into account the effect of stock options that have been cancelled and do not reflect shares subject to other types of awards that have been granted under the plan.

Name	Stock Option Grants (#)
Michael R. Minogue	93,500
Todd A. Trapp	—
Michael J. Tomsicek	11,000
David M. Weber	21,500
William J. Bolt	11,000
Michael G. Howley	18,500
Ian McLeod	7,000
All current executive officers as a group	178,000
All current directors who are not executive officers	—

As described above, the plan administrator has the discretion to grant awards under the Second Amended and Restated 2015 Plan, and it is not possible to determine the amounts of awards that will be granted in the future to participants under the Second Amended and Restated 2015 Plan.

Our Board of Directors recommends that you vote FOR the proposal to approve the adoption of the Second Amended and Restated 2015 Plan.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Under rules of the Securities and Exchange Commission and the Nasdaq Stock Market, the appointment of our independent registered public accounting firm is the direct responsibility of our Audit Committee. Although ratification by our Stockholders of this appointment is not required by law, our Board of Directors believes that seeking Stockholder ratification is a good practice, which provides Stockholders an avenue to express their views on this important matter.

Our Audit Committee, comprising solely independent directors, has reappointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2019. Our Board of Directors recommends that Stockholders vote to ratify the appointment. If our Stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its decision. In any case, the Audit Committee may, in its discretion, appoint a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of the Company and its Stockholders.

We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from Stockholders.

Our Board of Directors recommends that you vote FOR the proposal to ratify the appointment by our Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2019.

EXECUTIVE OFFICERS AND DIRECTORS

Name	Age	Position
Michael R. Minogue(1)	51	Chairman, President and Chief Executive Officer
Dorothy E. Puhy(3)(5)	66	Director
Jeannine M. Rivet(2)(3)	70	Director
Eric A. Rose(3)	67	Director
Martin P. Sutter(2)(4)	63	Director
Paul G. Thomas(2)(4)(5)	62	Director
Christopher D. Van Gorder(4)(5)	65	Director
Todd A. Trapp(6)	47	Vice President and Chief Financial Officer
David M. Weber	56	Chief Operating Officer
William J. Bolt	66	Senior Vice President, Global Quality, Regulatory and Clinical Operations
Andrew J. Greenfield	45	Vice President and General Manager, Global Marketing
Michael G. Howley	54	Vice President and General Manager, Global Sales

(1)	Member of the Special Stock Award Committee
(2)	Member of the Compensation Committee
(3)	Member of the Audit Committee
(4)	Member of the Governance and Nominating Committee
(5)	Member of the Regulatory and Compliance Committee
(6)	Mr. Trapp was appointed Vice President and Chief Financial Officer on March 28, 2018, effective April 9, 2018.

Our Board of Directors is divided into three classes. The term of one class of directors expires each year at our Annual Meeting of Stockholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified. Ms. Puhy, Mr. Thomas and Mr. Van Gorder currently serve as Class I directors; their term of office expires at the 2020 Annual Meeting. Dr. Rose and Ms. Rivet currently serve as Class II directors; their term of office expires at the 2018 Annual Meeting. Messrs. Minogue and Sutter currently serve as Class III directors; their term of office expires at the 2019 Annual Meeting.

Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among our directors and executive officers.

Mr. Michael R. Minogue has served as our Chief Executive Officer, President and a director since April 2004. In June 2005, he was appointed Chairman of our Board of Directors. Prior to joining us, Mr. Minogue had a twelve-year career at General Electric, or GE. Most recently, Mr. Minogue was Vice President and General Manager of Americas Sales and Marketing for GE Medical Systems Information Technology. From 1997 to 2004, Mr. Minogue held various positions at GE, including General Manager for the Global Positron Emission Technology Business, General Manager, Americas Cardiology & IT Sales and General Manager, Global Installed Base. Prior to joining GE, Mr. Minogue served on active duty for four years as an infantry officer in the U.S. Army and received multiple awards. Mr. Minogue received his Bachelor of Science in Engineering Management from the United States Military Academy at West Point and his Master of Business Administration from the University of Chicago. Mr. Minogue currently serves on the Board of Directors of the Advanced Medical Technology Association and also serves as a Manager on the Board of Managers of Bioventus LLC, a strategic partnership between EW Healthcare Partners and Smith & Nephew plc, a global medical technology business based in the United Kingdom. Mr. Minogue is also the Chair of the Board of Directors of the Medical Device Innovation Consortium, a public-private partnership created with the objective of advancing medical device regulatory science, and a member of the Board of Directors of Insulet Corporation, a medical device company focused on advancing the treatment of diabetes and other conditions through the use of a proprietary insulin pump. He was formerly on the Board of Directors of LifeCell Corporation, which was acquired by

Kinetic Concepts, Inc. in May 2008. We believe that Mr. Minogue’s leadership position at our Company, his management abilities and experience, and his extensive knowledge of our industry gained from his senior executive roles qualify him to serve as a member of our Board of Directors.

Ms. Dorothy E. Puhy has served as a director since August 2003 and as our Lead Director since October 2005. Ms. Puhy has served as Executive Vice President and Chief Operating Officer for the Dana-Farber Cancer Institute since 2012. Ms. Puhy previously served as the Chief Financial Officer of the Dana-Farber Cancer Institute from 1994 to 2012 and as its Assistant Treasurer from 1995 to 2012. From 1985 to 1994, Ms. Puhy held various financial positions at the New England Medical Center Hospitals, Inc., including Chief Financial Officer from 1989 to 1994. Ms. Puhy is also a director of Eaton Vance Corp. Ms. Puhy received her Bachelor of Arts from the University of Pennsylvania and her Master of Business Administration from the Wharton School of Business at the University of Pennsylvania. We believe Ms. Puhy’s financial acumen, her executive level experience at a major medical research institute and her extensive industry knowledge qualify her to serve as a member of our Board of Directors.

Ms. Jeannine M. Rivet has served as a director since February 2016. Ms. Rivet has served as Executive Vice President of UnitedHealth Group since 2001. Previously, she served as Chief Executive Officer of UnitedHealthcare from 1998 to 2001, Chief Executive Officer of Ingenix from 2001 to 2003 and Chief Executive Officer of Optum from December 2003 to 2005. She currently serves as an advisory board member to Solutran, a customized treasury management company, and was a member of the Board of Directors of Schwan Food Company from 2000 to April 2016. Ms. Rivet received a Bachelor of Science in Nursing from Boston College and a Master’s Degree in Public Health from Boston University. She also worked as a registered nurse for several years prior to entering the managed care business. We believe that Ms. Rivet’s extensive knowledge of the managed care business, her direct healthcare experience, her executive level experience and her management abilities and experience qualify her to serve as a member of our Board of Directors.

Dr. Eric A. Rose has served as a director since August 2014 and previously served as a director from May 2007 to January 2012. He serves as Executive Chairman of SIGA Technologies, Inc., a developer of antiviral drugs directed at potential agents of bioterror, which filed voluntary proceedings under Chapter 11 of the United States Bankruptcy Code in September 2014 and exited from bankruptcy protection in April 2016. Dr. Rose served from 2007 to 2016 as Executive Vice President for Life Sciences at MacAndrews & Forbes and Chief Executive Officer of SIGA Technologies, Inc. Dr. Rose chaired the Department of Health Evidence & Policy at the Mount Sinai School of Medicine from 2008 to 2012, where he now serves as professor. From 1994 to 2007, he was Surgeon-in-Chief at New York-Presbyterian Hospital/Columbia and Chairman of the Department of Surgery at the Columbia University College of Physicians and Surgeons. A heart surgeon, researcher and entrepreneur, Dr. Rose has helped grow Columbia’s Department of Surgery over the past 25 years while investigating, managing and developing complex medical technologies such as heart transplantation and new approaches to Alzheimer’s disease and bioterrorism. He has authored or co-authored more than 300 scientific publications and has received more than $25 million in NIH support for his research. Dr. Rose pioneered heart transplantation in children, performing the first successful pediatric heart transplant in 1984, and has investigated many alternatives to heart transplantation, including cross-species transplantation and man-made heart pumps. He received both his undergraduate and medical degrees from Columbia University. We believe that Dr. Rose’s distinguished work as a heart surgeon and researcher, his work as an entrepreneur in our industry and his executive level industry experience qualify him to serve as a member of our Board of Directors.

Mr. Martin P. Sutter has served as a director since May 2008. Since 1985, Mr. Sutter has been the Co-Founder and a Managing Director of EW Healthcare Partners, previously known as Essex Woodlands Health Ventures, a healthcare focused growth equity firm. Educated in chemical engineering and finance, Mr. Sutter has more than 30 years of management experience in operations, marketing, finance and venture capital. Mr. Sutter has been directly involved with more than 30 of EW Healthcare Partners’ portfolio investments, and has served on numerous past Boards of Directors on public and private companies including ATS Medical, which was acquired by Medtronic, Inc., BioForm Medical, which was acquired by Merz GmbH & Co KGaA, Lifecell, which was acquired by Kinetic Concepts, Inc., St. Francis Medical, which was acquired by Kyphon, Inc./Medtronic, Inc., Confluent Surgical, which was acquired by Tyco International/Covidien, and Rinat Neurosciences, which was acquired by Pfizer, Inc. Mr. Sutter currently serves as a Manager on the Board of Managers of Bioventus LLC, a strategic partnership between EW Healthcare Partners and Smith & Nephew plc, a global medical technology business based in the United Kingdom, and Xenex Disinfection Services, which offers UV light disinfection solution robots. He also serves on the Board of Directors of Prolacta Bioscience, which provides human milk-based nutritional products for critically ill, premature infants in neonatal intensive care units. Previously, from 2009 to 2017, Mr. Sutter served on the Board of Directors of QSpex Technologies, Inc., a manufacturer of prescription spectacle lenses. Mr. Sutter holds a Bachelor of Science degree from Louisiana State University and a Master of Business Administration from the University of Houston. We believe that Mr. Sutter’s in-depth knowledge of the medical device industry, his skills as an investor in developing medical device companies, his extensive board experience, his work as a successful healthcare investor and his position as a representative of a large stockholder in our Company qualify him to serve as a member of our Board of Directors.

Mr. Paul G. Thomas has served as a director since May 2011. Mr. Thomas served as the founder, president and Chief Executive Officer of Roka Bioscience, Inc. from September 2009 until his retirement in January 2017. Previously he served as Chairman, Chief Executive Officer, and President of LifeCell Corporation from October 1998 until it was acquired by KCI in August 2008. Prior to joining LifeCell, Mr. Thomas held various senior positions, including President of the Pharmaceuticals division, during a 15-year tenure with Ohmeda Inc. Mr. Thomas currently serves on the Board of Directors of RTI Surgical. Mr. Thomas previously served as a member of the Board of Directors of Aegerion Pharmaceuticals, Inc. until its merger with Novelion Therapeutics Inc. in 2016. Mr. Thomas received his Bachelor of Science in Chemistry from St. Michael’s College, his Master of Business Administration from Columbia University and completed his postgraduate studies in chemistry at the University of Georgia. We believe that Mr. Thomas’ extensive leadership experience with companies in the life sciences industry qualifies him to serve as a member of our Board of Directors.

Mr. Christopher D. Van Gorder has served as a director since February 2016. Since 2000, Mr. Van Gorder has been President, Chief Executive Officer and a director of Scripps Health, where he oversees all functions of the integrated health system. Mr. Van Gorder currently is a clinical professor of health practice at the University of Southern California Price School of Public Policy, where he also serves on the Board of Councilors. He also is a member of the Board of Directors of the California Hospital Association. Previously, Mr. Van Gorder served on the Board of Governors for the American College of Healthcare Executives from 2007 to 2012. Mr. Van Gorder received his undergraduate degree from California State University, Los Angeles, and a master’s degree in public administration/health services administration from the University of Southern California. He has also completed the Chief Executive Officer Program at the Wharton School of Business at the University of Pennsylvania. We believe that Mr. Van Gorder’s experience as a business leader, his expertise in the healthcare field and his executive level industry experience qualify him to serve as a member of our Board of Directors.

Our executive officers who are not also directors are listed below:

Mr. Todd A. Trapp was appointed as our Vice President and Chief Financial Officer on March 28, 2018, effective April 9, 2018. From April 2015 to March 2018, Mr. Trapp served as Chief Financial Officer of Watts Water Technologies, Inc. Prior to joining Watts Water Technologies, Mr. Trapp spent 13 years in a variety of financial and operational roles at Honeywell International Inc., including as Vice President of Financial Planning and Analysis, Chief Financial Officer of the Airlines Business Unit, Director of Finance for the Transportation Systems Division, Investor Relations Manager and in other senior finance positions. Prior to joining Honeywell, Mr. Trapp held several treasury and finance operational roles at United Business Media, Inc. and Pearson Inc. Mr. Trapp holds a BS in Accounting from Providence College and an MBA in Finance from Northeastern University.

Dr. David M. Weber joined us in April 2007 as our Chief Operating Officer. Prior to joining us, Dr. Weber served as General Manager, Aviation Business at GE Security—Homeland Protection from April 2005 until April 2007 where he led GE Security’s Aviation and Transportation Business and was responsible for product development, marketing and sales. From June 2004 until April 2005, he served as General Manager, MRI Marketing at GE Healthcare where he was responsible for strategic product planning, go-to-market and product launch activities, including developing product roadmaps and introducing new product technologies to the market, and from March 2001 until June 2004, he served as Manager, Global High Field MRI Business, GE Medical Systems where he was responsible for new product planning and development. Dr. Weber has a Bachelor of Science in physics from Denison University, a Bachelor of Science in Nuclear Engineering from Columbia University, a Master of Science in Medical Physics from the University of Wisconsin and a Doctor of Philosophy in Medical Physics from the University of Wisconsin.

Mr. William J. Bolt joined us in June 1982 and has served as our Senior Vice President of Quality, Regulatory and Clinical Operations since 2015. He is currently responsible for all product development, management, engineering, regulatory, clinical and quality functions. From 2010 to 2015, Mr. Bolt held the position of Senior Vice President of Global Product Operations. From 2006 to 2009, Mr. Bolt was responsible, at different times, for quality, regulatory and engineering functions at the Company. From 2003 to 2006, he was responsible for our quality and service functions. He was responsible for all product development and the AbioCor program from 2000 to 2003, and for BVS and AB5000 development from 1999 to 2003. From 1994 to 1999, he was President of our former dental subsidiary, ABIODENT. From 1982 to 1994, he served in various roles, from Vice President of Engineering to Vice President of Operations. Mr. Bolt received both his Bachelor of Science in Electrical Engineering and Master of Business Administration from Northeastern University.

Mr. Andrew J. Greenfield is currently the Vice President and General Manager of Global Marketing. Since joining us in 2005 as the Vice President of Healthcare Solutions, he has led the reimbursement and health economics organizations. Mr. Greenfield also leads the global marketing function and is responsible for physician education programs, new market development and service. Before joining us, Mr. Greenfield held positions in sales, marketing and finance at GE Healthcare including consulting with large U.S. health systems, eCommerce and Six Sigma from 1999 to 2005. Prior to GE Healthcare, he held positions in sales, marketing and finance at The Boeing Company, including European Country Manager, and is a graduate of the Fiscal Development Program. He received his Bachelor degree in Finance from the University of Illinois in 1994 and a Master of Business Administration degree from St. Louis University in 1998. Mr. Greenfield also holds a Master Blackbelt in Six Sigma and Change Acceleration Process certification from General Electric.

Mr. Michael G. Howley joined us in March 2009 and serves as our Vice President and General Manager of Global Sales. Prior to joining us, Mr. Howley spent 20 years at GE Healthcare. From February 2006 to February 2009, he was General Manager at GE Healthcare, overseeing the Americas X-ray and Interventional Radiology division. From April 2004 to February 2006, Mr. Howley held the General Manager position for the Clinical Information Systems at GE. From October 2002 to April 2004, he was the Americas Sales Manager of Functional and Molecular Imaging. Prior to this role, Mr. Howley held several other national and regional sales positions at GE, beginning in 1989. Mr. Howley has a Bachelor of Science in Business Administration and Marketing from Auburn University.

CORPORATE GOVERNANCE

Board Leadership

Chief Executive Officer and Chairman. Our Board of Directors does not have a formal policy regarding whether the same person should serve as both the Chief Executive Officer and Chairman of the Board and believes that it should retain the flexibility to make this determination in the manner it believes will provide the most appropriate leadership for the Company from time to time. The Chairman of the Board is elected annually by the Board of Directors. Currently, our Chief Executive Officer, Mr. Minogue, serves as Chairman of the Board.

Lead Director. In October 2005, our Board of Directors designated Dorothy Puhy as its first Lead Director. The position of Lead Director is to be held by one of our independent directors and carries with it responsibilities beyond those of the other directors, including but not limited to: organizing and chairing sessions with our independent directors; working with the Compensation Committee to set performance goals for our Chief Executive Officer and to evaluate the Chief Executive Officer’s performance for the prior year; working with the Chairman to formulate the agenda for Board meetings; acting as a liaison between the Chairman and the Board of Directors; and leading an annual discussion of succession planning with the Chief Executive Officer.

Director Independence

Our Board of Directors has determined that, with the exception of Mr. Minogue, who is our Chief Executive Officer and President, all of the members of our Board of Directors are “independent directors” under the applicable rules of the Nasdaq Stock Market. Our Board of Directors has also determined that each member of our Audit Committee, Compensation Committee and Governance and Nominating Committee is an “independent director” under the rules of the Nasdaq Stock Market applicable to such committees.

Jeannine M. Rivet is an employee of UnitedHealth Group, affiliates of which provide reimbursement in certain instances to hospitals who purchase our products. We expect such affiliates to continue to provide reimbursement for our products in the future. Christopher D. Van Gorder is Chief Executive Officer of Scripps Health, which purchases our products and services. We recognized $1,787,975 in revenues from Scripps Health during the fiscal year ended March 31, 2018. We expect Scripps Health will continue to purchase our products in the future. The Board of Directors considered each of these relationships and has determined that the independence of each of Ms. Rivet and Mr. Van Gorder is not affected.

Attendance at Annual Meeting of Stockholders

It is our policy that, to the extent reasonably practicable, Directors should attend our Annual Meeting of Stockholders. All of our Directors who were serving on our Board at the time of our 2017 Annual Meeting of Stockholders attended the meeting.

Board Role in Risk Oversight

Our Board of Directors, as a whole, has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board of Directors committees that report on their deliberations to the Board of Directors. The oversight responsibility of the Board of Directors and its committees is enabled by management reporting to the Board of Directors about the identification, assessment and management of critical risks and management’s risk mitigation strategies. We believe that our Board of Directors’ ability to discharge its risk oversight is enhanced by the service of our Chief Executive Officer as Chairman of the Board of Directors and by our institution of the role of Lead Director.

Board/Committee	Primary Areas of Risk Oversight

Board of Directors	Strategic, financial and execution risks and exposures associated with the annual operating plan, budget and longer term strategic plan; litigation and regulatory exposures and other current matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures; and senior management succession planning.

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, audit oversight, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Governance and Nominating Committee	Risks and exposures relating to our corporate governance and director succession planning.

Compensation Committee	Risks and exposures associated with executive compensation programs and arrangements, including incentive plans.

Regulatory and Compliance Committee	Risks and exposures associated with our compliance with regulatory and other applicable laws, rules and regulations governing our development, approval and sale of medical device products, both in the U.S. and internationally.

Meetings of the Board of Directors

Board Meetings. Our Board of Directors held four meetings during the fiscal year ended March 31, 2018 and acted by written consent two (2) times. Each of our directors, other than Dr. Rose, attended at least 75% of the aggregate number of meetings of the Board of Directors and Committees of which he or she was a member held during the fiscal year ended March 31, 2018. Dr. Rose attended 70% of the aggregate number of meetings of the Board of Directors and Committees of which he was a member held during the fiscal year ended March 31, 2018.

Meetings of Independent Directors. Our independent directors are expected to meet without management present at least twice per year. During the fiscal year ended March 31, 2018, the independent directors held four (4) meetings without management present.

Audit Committee Meetings. Our Board of Directors has an Audit Committee, which is currently composed of Dorothy E. Puhy (Chair), Eric A. Rose and Jeannine M. Rivet. Our Board of Directors has determined that all members of the Audit Committee are financially sophisticated within the meaning of the Nasdaq listing standards and our Board of Directors has also determined that Ms. Puhy, who serves as Chair of the Audit Committee, qualifies as an “Audit Committee financial expert” within the meaning of the applicable SEC rules and regulations. The responsibilities of our Audit Committee are detailed in our Audit Committee charter, a copy of which is available through the “Investors—Investor Information” section of our website, located at www.abiomed.com. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In addition, the Audit Committee’s responsibilities include reviewing the adequacy and effectiveness of accounting and financial controls, reviewing our financial reporting practices, meeting with our independent accountants to review the results of the annual audit and quarterly reviews and receiving and reviewing the response of management to any management letter or report from the independent accountants. During the fiscal year ended March 31, 2018, the Audit Committee held six (6) meetings and did not act by written consent.

Compensation Committee Meetings. Our Compensation Committee is currently composed of Paul G. Thomas (Chair), Jeannine M. Rivet and Martin P. Sutter. Our Lead Director, Dorothy E. Puhy, participates in meetings of the Compensation Committee as described above under “Lead Director”. The responsibilities of the Compensation Committee are detailed in our Compensation Committee charter, a copy of which is available through the “Investors—Investor Information” section of our website, located at www.abiomed.com. The Compensation Committee is responsible for:

•	Reviewing our compensation philosophy and major compensation programs;

•	Reviewing annually our executive compensation program;

•	Establishing the compensation for our Chief Executive Officer and approving the compensation of our executive officers (which is broader than our named executive officers);

•	Evaluating the annual performance of our Chief Executive Officer and other executive officer performance;

•	Overseeing compliance with SEC rules and regulations regarding shareholder of certain executive compensation matters;

•	Determining the persons to whom equity awards, including both incentive stock options and non-qualified stock options, restricted stock and restricted stock units will be granted (other than to the extent that the grant of options or full value awards has been delegated by the committee to the Special Stock Award Committee); and

•	Adopting rules and making other determinations with respect to the administration of our equity incentive plans, employee stock purchase plan and 401(k) plan.

During the fiscal year ended March 31, 2018, the Compensation Committee held five meetings and acted by written consent two (2) times.

Governance and Nominating Committee Meetings. Our Governance and Nominating Committee is currently composed of Martin P. Sutter (Chair), Paul G. Thomas and Christopher D. Van Gorder. The responsibilities of the Governance and Nominating Committee are detailed in our Governance and Nominating Committee charter, a copy of which is available through the “Investors—Investor Information” section of our website, located at www.abiomed.com. The Governance and Nominating Committee is responsible for leading the search for individuals qualified to become members of our Board of Directors, including the review of candidates recommended by our Stockholders, recommending to the Board of Directors the composition of each committee of the Board of Directors and reviewing and monitoring the succession plan for the Chief Executive Officer. During the fiscal year ended March 31, 2018, the Governance and Nominating Committee held four (4) meetings and did not act by written consent.

Regulatory and Compliance Committee Meetings. Our Regulatory and Compliance Committee is currently composed of Christopher D. Van Gorder (Chair), Dorothy Puhy and Paul G. Thomas. The responsibilities of the

Regulatory and Compliance Committee are detailed in our Regulatory and Compliance Committee charter, a copy of which is available through “Investors—Investor Information” section of our website, located at www.abiomed.com. The Regulatory and Compliance Committee receives regular reports from the Company’s Chief Compliance Officer and is responsible for assisting the Company’s Board of Directors with the oversight of significant healthcare related regulatory and compliance issues by overseeing, evaluating and monitoring the Company’s compliance policies, standards, procedures, systems and initiatives. The Regulatory and Compliance Committee further provides recommendations, reports and guidance to the Board of Directors regarding the Company’s compliance with applicable laws, rules and regulations. During the fiscal year ended March 31, 2018, the Regulatory and Compliance Committee held four (4) meetings and did not act by written consent.

Director Qualification Standards

We do not have any specific, delineated qualifications for the nomination of director candidates. However, the Governance and Nominating Committee does take into account a number of factors, qualifications and skills it deems appropriate. Candidates for membership to our Board of Directors should be individuals who possess the highest personal and professional ethics and integrity and have demonstrated professional achievement and leadership capabilities. The Governance and Nominating Committee seeks candidates with a broad diversity of knowledge, experience and demonstrated expertise in an area or areas of importance to our Company, such as management, finance, marketing, technology, medicine, human resources, public policy and law. The Governance and Nominating Committee also considers traditional diversity factors such as race and gender but has no formal policy, guidelines or procedures with respect to consideration of diversity in the nominating process. All candidates must evidence a commitment to devote the substantial time and energy required of productive Board members.

Majority Voting and Director Resignations

Our Board of Directors has adopted a majority voting policy for uncontested elections of directors (elections in which the number of nominees for election does not exceed the number of directors to be elected). In accordance with the policy, the Board of Directors will nominate for election or re-election only candidates who have tendered an irrevocable resignation that will be effective if, in an uncontested election of directors, the nominee for director receives a greater number of votes “withheld” from his or her election than votes “for” his or her election.

If such an outcome were to occur, the Governance and Nominating Committee must promptly consider the resignation offer and recommend to the Board of Directors whether to accept or reject it. The Board of Directors then must act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the Stockholder vote.

The Board of Directors may consider any factors or information it deems relevant. In addition, the Governance and Nominating Committee and the Board of Directors may consider a range of alternatives in determining what action to take, including but not limited to: (a) accepting the resignation; (b) rejecting the resignation; (c) rejecting the resignation to allow the director to remain on the Board of Directors but agreeing that the director will not be nominated for re-election upon expiration of the director’s term; or (d) deferring acceptance of the director’s resignation until the Board of Directors can find a replacement director with the necessary qualifications to fill the vacancy that accepting the resignation would create.

Stockholder Proposals of Candidates for Membership to Our Board of Directors

Our Governance and Nominating Committee will consider candidates recommended by our Stockholders, in accordance with the requirements for such recommendations. See “Stockholder Proposals” below for additional details.

Code of Conduct and Compliance Policy

All of our directors, officers and employees are expected to act ethically, legally and with integrity at all times and are obligated to comply with our Code of Conduct and Compliance Policy, as well as our other policies and standards of conduct. A copy of our Code of Conduct and Compliance Policy is available in the Investors section of our website at www.abiomed.com, and may also be obtained, without charge, by submitting a written request to our Chief Compliance Officer at ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923. We intend to disclose any future amendments to, or waivers from, the Code of Conduct and Compliance Policy within four business days of the waiver or amendment through a website posting.

Communications with Directors

Stockholders and other interested persons may send communications to the directors. Written correspondence should be addressed to the director or directors in care of the Chief Compliance Officer at ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923. Complaints or concerns relating to our financial reporting, accounting, internal accounting controls or auditing will be referred to the Chair of our Audit Committee. Other communications may be referred to the directors as a group, or to an individual director, as appropriate.

Compensation of Directors

Each of our non-employee directors became eligible to receive an annual retainer of $50,000 or an equivalent value of our common stock, determined as of the date of grant, at the individual’s option. Each of our non-employee directors also receives an annual award of restricted stock units covering the equivalent of approximately $200,000 in shares of our common stock, which will vest on the earlier of (i) the first anniversary of the date of grant or (ii) the next annual meeting of Stockholders following the date of grant. Our Lead Director receives an additional $25,000 annually. The Chair of our Audit Committee receives an additional $20,000 annually, the Chair of our Compensation Committee receives an additional $15,000 annually, and the Chair of our Governance and Nominating Committee and the Chair of our Regulatory and Compliance Committee each receive an additional $10,000 annually. In addition, members of our Audit Committee each receive an additional $10,000 annually, members of our Compensation Committee each receive an additional $7,500 annually, and members of our Governance and Nominating Committee each receive an additional $5,000 annually. If our Board of Directors or any of its Committees has an unusually large number of meetings in any one year, our Board of Directors has the authority to pay each director an additional $1,200 for attendance at meetings of our Board of Directors and $1,000 for attendance at meetings of Committees of our Board of Directors. The Board of Directors may pay the Chair of our Governance and Nominating Committee an additional $1,300 for attendance at meetings of the Governance and Nominating Committee if there are an unusually large number of Governance and Nominating Committee meetings in any one year. We made no such additional payments in the fiscal year ended March 31, 2018.

As of June 11, 2018, the annual cash retainer payable to each non-employee director had not changed for the fiscal year ending March 31, 2019. We also have stock ownership guidelines that require each director to beneficially own shares of our common stock with the equivalent value, as of the acquisition date, of at least three times the annual cash retainer for a director. Each director is required to achieve such stock ownership requirements by the date of the fifth anniversary of such director’s appointment. All of our directors have met the stock ownership requirement.

It is currently our policy to grant restricted stock units equal to $250,000 of our common stock upon the appointment of a new non-employee director, which award will vest annually over three years. New directors also receive the standard $200,000 annual grant of shares in the year of their appointment.

We also currently have a non-employee director retirement policy that provides for the accelerated vesting of all stock options, restricted stock units and other equity awards held by a non-employee director if he or she permanently ceases his or her service on our Board of Directors by reason of death, disability, or the non-employee director’s retirement following at least five years of service and so long as his or her age plus years of service equals or exceeds 65.

Dr. W. Gerald Austen has served as Director Emeritus of the Company since August 2016. Prior to serving as Director Emeritus, Dr. Austen served on the Board of Directors for 31 years. In exchange for his service as Director Emeritus, Dr. Austen receives an annual cash retainer equal to the retainer received by other non-employee directors, and an additional annual retainer of $5,000 for his participation in meetings of the Governance and Nominating Committee. In addition, Dr. Austen is eligible for equity grants on the same basis as non-employee directors. In connection with Dr. Austen’s transition to Director Emeritus, his restricted stock awards that were outstanding and unvested as of the expiration of his term as a director on August 10, 2016 continue to remain outstanding and eligible to vest according to their terms so long as Dr. Austen continues to serve as Director Emeritus of the Company.

The following table provides information regarding the compensation earned by our non-employee directors with respect to the fiscal year ended March 31, 2018. The compensation of Michael R. Minogue, our Chairman, is reported below under the heading “Executive Compensation.”

Compensation of Non-Employee Directors

for the Year ended March 31, 2018

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
W. Gerald Austen(3)	55,000	199,956	254,956
Dorothy E. Puhy	95,000	199,956	294,956
Jeannine M. Rivet	66,267	199,956	266,223
Eric A. Rose	60,000	199,956	259,956
Martin P. Sutter(4)	67,500	199,956	267,456
Paul G. Thomas	70,000	199,956	269,956
Christopher D. Van Gorder	65,000	199,956	269,956

(1)	Amounts shown represent the aggregate grant date fair value of 1,283 restricted stock units granted on August 9, 2017 to each non-employee director under the Amended and Restated 2015 Plan. In each case, amounts were computed in accordance with FASB ASC Topic 718, based on the fair market value of the underlying stock on the grant date, disregarding the effect of estimated forfeitures. As required by applicable SEC rules, awards are reported in the table above in the year of grant. As of March 31, 2018, our non-employee directors on that date held the following aggregate numbers of restricted stock unit awards: Dr. Austen (1,283); Ms. Puhy (1,283); Ms. Rivet (2,454); Dr. Rose (1,283); Mr. Sutter (1,283); Mr. Thomas (1,283); and Mr. Van Gorder (2,454).
(2)	As of March 31, 2018, our non-employee directors on that date held the following aggregate numbers of stock option awards: Dr. Austen (0); Ms. Puhy (13,500); Ms. Rivet (0); Dr. Rose (0); Mr. Sutter (61,000); Mr. Thomas (0); and Mr. Van Gorder (0).
(3)	Dr. Austen serves as Director Emeritus.
(4)	Mr. Sutter elected to receive all fees payable to him for his service as a director in the fiscal year ended March 31, 2018 in shares of our common stock. As a result, we issued to Mr. Sutter (i) 117 shares of our common stock on June 30, 2017, (ii) 100 shares of our common stock on September 30, 2017, (iii) 90 shares of our common stock on December 30, 2017, and (iv) 58 shares of our common stock on March 31, 2018. All shares of common stock granted to Mr. Sutter in the fiscal year ended March 31, 2018 were based on the closing price of our common stock on the date such shares were issued.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Paul G. Thomas (Chair), Jeannine M. Rivet and Martin P. Sutter. No member of our Compensation Committee is a former or current officer or employee of the Company. Our Lead Director, Dorothy E. Puhy, participates in meetings of the Compensation Committee as described above under “Lead Director.” Mr. Minogue, while not a member of the Compensation Committee, makes recommendations to the Compensation Committee regarding the compensation of executive officers other than himself, including the awards of stock options and restricted stock units, and often participates in the Compensation Committee’s deliberations, but does not vote on such matters. None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

Certain Relationships and Related-Person Transactions

There were no material related-person transactions in the fiscal year ended March 31, 2018. Under its charter, the Audit Committee of our Board of Directors is responsible for reviewing any proposed related-party transaction, as defined under the rules of the Nasdaq Stock Market, and, if appropriate, approving such transaction. In addition, the conflict of interest section in our Code of Conduct and Compliance Policy provides that specified conflict of interest transactions are prohibited. Examples of these conflict of interest transactions include serving as a director, officer or employee of or consultant to any competitor or any entity that does business with us or having a substantial undisclosed direct or indirect interest in any entity that does business with us. Other than the foregoing, we have no established policies or procedures, written or otherwise, for the review, approval or ratification of transactions with related persons.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of our compensation programs as they relate to our executive officers who are listed in the following compensation tables. For the remainder of this Compensation Discussion and Analysis, we refer to these executive officers as “named executive officers”. Aside from focusing on compensation-related tables and footnotes, this narrative also describes other arrangements and actions taken since March 31, 2018 to the extent such discussion enhances the understanding of our executive compensation for fiscal 2018.

Overview

The Compensation Committee oversees and administers our executive compensation program. The primary objectives of the executive compensation program are:

•	to attract, retain and motivate key executives, and

•	to reward superior financial, strategic and operational performance that is achieved in a manner consistent with our team-oriented values and corporate goals.

The compensation of our named executive officers in fiscal 2018 consisted of base salary, cash bonus, the grant of equity incentives and participation in benefit plans generally available to all employees. The largest component of our named executive officers’ annual compensation program is equity incentives, followed by, depending on the individual, base salary or cash bonus. We believe this practice to be consistent with our philosophy of tying executive compensation to our performance, while also rewarding our named executive officers for exceeding expectations. As of March 31, 2018, the outstanding equity incentive awards held by our named executive officers consisted of stock options and time-based and performance-based restricted stock units.

The following table shows a list of our named executive officers, along with their positions in the Company:

Named Executive Officer	Position
Michael R. Minogue	President, Chief Executive Officer and Chairman of the Board
Michael J. Tomsicek	Former Vice President, Chief Financial Officer and Treasurer
Ian McLeod	Interim Chief Financial Officer and Chief Accounting Officer
David M. Weber	Chief Operating Officer
William J. Bolt	Senior Vice President, Global Quality, Regulatory and Clinical Operations
Michael G. Howley	Vice President and General Manager, Global Sales

Our named executive officers are assessed and rated annually on a scale of 1 (low) to 4 (high) on the basis of demonstrated results relative to pre-established goals, as well as leadership qualities. The rating that a named executive officer receives each year generally has a direct and material impact on the cash bonus, stock option and restricted stock unit grants that such officer receives, as well as his annual increase in base salary.

Effect of 2017 Say-On-Pay Vote

At our 2017 Annual Meeting of Stockholders, we continued to receive substantial support for our executive compensation program, with approximately 96% of the votes cast (excluding broker non-votes) for approval of our annual “say-on-pay” proposal. Our Compensation Committee believes these results convey positive Stockholder support for its decisions on executive compensation and that the Company’s executive compensation program is aligned with our stated compensation philosophy and objectives. The Compensation Committee is committed to regularly reviewing, assessing and, when appropriate, adjusting the Company’s compensation programs based on feedback from our Stockholders, best practices, and compensation trends. In particular, the

Compensation Committee continues to evaluate the performance-based restricted stock unit component of our executive compensation program, which it currently believes reflects and reinforces our pay-for-performance philosophy.

In fiscal 2018, the Compensation Committee reviewed the best practices, compensation trends and the results from our “say-on-pay” proposal at last year’s Annual Meeting of Stockholders. The Compensation Committee was satisfied that our existing compensation programs further our pay-for-performance philosophy, and, accordingly, did not recommend any significant adjustments in compensation practices for fiscal 2018.

Highlights of Fiscal 2018 Performance

Fiscal 2018 was a strong year for ABIOMED, with the Company succeeding on critical metrics such as the number of supported patients, regulatory approvals, revenue, profitability, market capitalization, publications, expanding our international business, and solidifying our position with respect to clinical guidelines and intellectual property. Highlights of our fiscal 2018 performance include:

•	We received U.S. Food and Drug Administration, or FDA, Pre-Market Approval, or PMA, for the Impella CP® heart pump with SmartAssist™, which utilizes an optical sensor that provides clinicians with increased accuracy of pump position and detailed hemodynamic and pressure measurements during use.

•	We received expanded PMA approval for the Impella 2.5®, Impella CP, Impella 5.0® and Impella LD® heart pumps to provide treatment for cardiogenic shock specifically associated with cardiomyopathy, including peripartum and postpartum cardiomyopathy.

•	We received expanded PMA approval for the Impella 2.5 and Impella CP heart pumps during elective and urgent high-risk percutaneous coronary intervention, or PCI, procedures. The expanded indication confirms that the use of the Impella device to support patients with severe coronary artery disease, complex anatomy and extensive comorbidities, with or without depressed ejection fraction, or EF, is appropriate.

•	We received PMA approval for the Impella RP® heart pump on September 20, 2017, making the product the only percutaneous temporary ventricular support device that is FDA-approved as safe and effective for right heart failure.

•	We received approval from the Japanese Ministry of Health Labour and Welfare for reimbursement of the Impella 2.5 and Impella 5.0 heart pumps. We treated the first patient in Japan with the Impella heart pump in October 2017, and began commercialization of the device in Japan during the second quarter of fiscal 2018.

•	We received CE mark approval in Europe for the Impella 5.5® heart pump.

•	We completed the enrollment of 50 patients in the FDA-approved prospective feasibility study, STEMI Door to Unloading, or DTU, with the Impella CP system in acute myocardial infarction. The trial focuses on feasibility and safety of unloading the left ventricle using the Impella CP heart pump prior to primary PCI in patients presenting with ST segment elevation myocardial infarction, or STEMI, without cardiogenic shock, with the hypothesis that this will potentially reduce infarct size.

•	We maintained our debt-free balance sheet and grew cash and marketable securities by $122.7 million to $399.8 million at March 31, 2018.

•	We continued to invest in the capital expansion of manufacturing and office space in the U.S., Germany and Japan.

•	We had an operating margin of 26.5% in fiscal 2018, compared to 20.2% in fiscal 2017.

•	We had total revenue for fiscal 2018 of $593.7 million, an increase of 33% over fiscal 2017.

•	For fiscal 2018, our net income was $112.2 million, or $2.45 per diluted share, compared to $52.1 million or $1.17 per diluted share in fiscal 2017.

Detailed in the balance of this Compensation Discussion and Analysis section is the effect of our strong performance on the pay of our named executive officers for fiscal 2018.

Compensation Consultant and Peer Groups

To assist us in making compensation decisions in fiscal 2018, including salary increases and our decisions about equity incentive compensation, we have been advised by Willis Towers Watson, or WTW, our independent compensation consultant. In November 2017, WTW reviewed its relationship with the Company and determined that WTW is an independent advisor to the Compensation Committee and that it has no conflicts of interest. In its analysis, WTW considered the following six factors: (1) the provision of other services by WTW to the Company; (2) the amount of fees received as a percentage of WTW’s total revenues; (3) the policies or procedures that are designed to prevent or mitigate conflicts of interest; (4) any business or personal relationships with a member of the Compensation Committee; (5) any Company stock owned by the advisor; and (6) any business or personal relationships with the executive officers of the Company.

In determining our peer group for fiscal 2018, we evaluated peer group data provided to us by our then compensation consultant, Radford, an Aon Hewitt Company, a division of Aon Corporation, or Radford, for comparative purposes for fiscal 2018, and decided on the following peer group of 19 companies.

Abaxis	Haemonetics	Natus Medical
Align Technology	Hologic	NuVasive
Cantel Medical	ICU Medical	NxStage Medical
CONMED	Inogen	Penumbra
DexCom	Integra LifeSciences	ResMed
Edwards Lifesciences	Masimo
Globus Medical	Merit Medical Systems

These companies were included in our peer group because they are all in the healthcare equipment and supplies industry and were chosen based on having similar employee sizes, revenues and market capitalization. We also looked at competitive market data provided by Radford from the Radford Global Life Sciences Survey, focusing on U.S. publicly traded medical device companies with annual revenues between $190 million and $1.7 billion, headcount between 380 and 3,450 employees and/or market capitalization between $1.5 billion and $13.8 billion.

Also in fiscal 2018, we reviewed our peer group for fiscal 2019. NxStage Medical was removed due to its pending acquisition. The following three companies were added based on industry and size characteristics: Halyard Health, Nevro and Teleflex. To evaluate the applicability of our fiscal 2018 peer group for fiscal 2019, we considered companies in the healthcare equipment and supplies industries with annual revenues between $120 million and $1.9 billion, headcount between 200 and 3,600 employees and/or market capitalization between $1.7 billion and $28.0 billion.

We generally strive for base salaries to be competitive with the market represented by our peer group and broader market survey data. We believe that performance-based compensation consisting of a cash bonus and equity incentives is a significant driver for performance and long-term financial reward and provides an opportunity for total compensation to exceed the market should performance warrant. We believe that the target performance metrics for our annual cash bonuses and performance-based equity awards are rigorous goals that will only be achieved with strong performance.

Compensation Program Elements

Base Salary

We pay each of our named executive officers a base salary to provide a baseline level of compensation that is both competitive with the external market and commensurate with each employee’s past performance, experience, responsibilities and skills. Base salaries are set using the median of the external market peers as an initial reference point with consideration of the factors described above. The Chief Executive Officer recommended (for named executive officers other than himself), and the Compensation Committee approved, base salary increases for fiscal 2018 for all of our named executive officers, other than Mr. Minogue, in the range of 3% to 8%, based on performance and the prior year’s salary relative to external market compensation. For our named executive officers other than Mr. Minogue, the percentage increase corresponded to the named executive officer’s overall performance ranking of 1 to 4 (as described in more detail under “Cash Bonus” below) and took into account market adjustments. Factors taken into account for Mr. Minogue’s 11% base salary increase included a review of peer group and survey data and an assessment of his and the Company’s performance. For fiscal 2019, our Compensation Committee recently approved increases to the base salary of all of our named executive officers in the range of 4% to 5%.

Cash Bonus

We maintain an annual cash bonus program, the purpose of which is to motivate and reward the attainment of our annual financial, strategic and operational goals, as well as the attainment of individual goals. The Committee establishes annual cash bonuses for our named executive officers based on external market benchmarks. For each named executive officer, other than Mr. Minogue, 70% of the executive’s fiscal 2018 target bonus opportunity was based on achievement of corporate goals related to the executive’s responsibility, and 30% was based on an assessment of the executive’s overall individual performance, based on factors including professional competency, work ethic, leadership, flexibility, commitment to the Company’s Code of Conduct and Compliance Policy and professionalism/integrity. The Compensation Committee has complete discretion in determining Mr. Minogue’s annual bonus, which historically has been determined based on Company performance goals.

Company performance goals are developed by our Chief Executive Officer, Mr. Minogue, in consultation with other members of senior management, and presented to our Board of Directors for review on an annual basis. Individual performance goals for our named executive officers, other than Mr. Minogue, are established by Mr. Minogue and discussed with the Compensation Committee.

Actual cash bonus awards can range from 0 to 200% of target levels, depending on the degree to which the Company and the executive achieve the performance goals for the particular year. Based on Company and individual performance against specified goals, the assessment of an executive’s leadership, total cash compensation (salary and bonus) can be realized above the market represented by our peer group and broader market survey data. We believe this positioning is justified given the rigorous performance goals under the program. Financial goals are generally set in the top quartile of our peer group’s performance.

For all named executive officers, annual cash bonus opportunities for fiscal 2018 were targeted at a level that represented a meaningful portion of each executive’s current base salary. For fiscal 2018, target bonus opportunities for our named executive officers were as follows:

Named Executive Officer	Target Bonus Opportunity as a % of Base Salary
Mr. Minogue	195%
Mr. Tomsicek	60%
Mr. McLeod	40%
Dr. Weber	75%
Mr. Bolt	65%
Mr. Howley	65%

For fiscal 2018 bonuses, the goals selected were intended to strike a balance among fiscal, strategic and operational performance. The performance goals varied depending on each executive’s duties and responsibilities and were weighted according to the importance of the goal to our overall strategic objectives for the fiscal year.

Company performance goals for fiscal 2018 included (i) improving patient outcomes and maximizing customer satisfaction with innovation, training, product quality and ease of use, (ii) accelerating patient and revenue growth with education and awareness, (iii) implementing operational processes to support our cardiogenic shock initiative programs, launching Impella in Japan, enrolling patients in the STEMI study, leveraging our Central Venous Access Devices (cVAD) registry for publications and launching the Impella RP® device and (iv) increasing production and organizational capacity while maintaining quality and predictability. The Compensation Committee believes that the selected goals were challenging for the management team and the Company to achieve. The Compensation Committee believes that the challenging nature and the selection of performance goals most effectively align management incentives with enhancement of long-term Stockholder value.

At the end of each fiscal year, each named executive officer is evaluated on a scale of 1 through 4 for each Company goal and is evaluated on a scale of 1 through 4 based on an assessment of his individual leadership qualities, as described above. These goals are generally set so that the expected outcome would be a 2 rating, with a 4 rating being very difficult to achieve. The revenue targets used in the rating system for all named executive officers are shown below:

Rating	Fiscal 2018 Revenue (Million)	Growth
4	>=$588	>=32%
3	$575 to $587	29.1% to 31.9%
2	$557 to $574	25% to 29%
1	<$557	<25%

For fiscal 2018, an average rating (with Company performance goals weighted at 70%, and individual goals weighted at 30%) of 3 or 4 resulted in a recommendation of 140% or 160%, respectively, of bonus target for our named executive officers other than Mr. Minogue. These goals are determined at the beginning of the year. The rating system is a method for determining fiscal year performance against set goals, but the bonus payments are still discretionary (i.e., while performance ratings and actual bonus payouts are correlated, the ultimate bonus amounts are based on a review of Company and individual performance). Bonuses for named executive officers other than the Chief Executive Officer are recommended by Mr. Minogue, but the Compensation Committee has the discretion to alter actual bonus awards from the Chief Executive Officer’s recommendation, either up or down. In addition, the Compensation Committee has complete discretion in determining Mr. Minogue’s annual bonus, which historically has been determined based on Company performance.

For fiscal 2018, the Compensation Committee endorsed, and did not alter, the bonus amounts proposed by the Chief Executive Officer for the other named executive officers. Actual bonus awards made to our named executive officers other than Mr. Minogue and Mr. Tomsicek for fiscal 2018 ranged from approximately 140% to 160% of the officer’s target bonus, with an average award equal to approximately 155% of the target bonus. Mr. Minogue was awarded 160% of his target bonus, based primarily on overall Company performance, including an increase of $11 billion in market capitalization in fiscal 2018, top revenue growth rates for fiscal 2017 and fiscal 2018 among our peers, our number one ranking among our peers on Total Stockholder Return, or TSR, for at least five years, and the achievement of other key performance metrics described above in our performance highlights for fiscal 2018. Mr. Tomsicek did not receive a bonus in fiscal 2018. These variations from target were reflections of each individual’s degree of success in meeting his performance goals as well as his contribution to meeting our objectives for the year.

Equity Incentives

We offer equity incentives to employees, based on individual performance, to foster a culture of ownership, align compensation with stockholder interests and promote long-term retention and affiliation with the organization. Each year, the Compensation Committee determines the types and sizes of awards to be used for delivering such incentives. In doing so, the Compensation Committee considers the ability of each type and size of award to achieve key compensation objectives (such as employee retention, motivation and attraction), the needs of the business, competitive market practices, dilution and expense constraints, as well as tax and accounting implications.

Since 1998, we have made our annual merit equity grants in conjunction with our annual performance appraisal process, which takes place after the close of our fiscal year, typically in May or June of each year. Establishing a consistent annual grant pattern has allowed us to incorporate the results of our internal performance reviews and rankings. The date of each annual merit grant is the date upon which the Compensation Committee approves the individual grants. It has been our practice to hold this Compensation Committee meeting after the announcement of year-end results. Consistent with our historical stock option grant practice, the exercise price of stock options granted as part of the annual merit grant is the closing price of our common stock on the date of grant. Stock options granted to new hires are ordinarily granted and priced on a date shortly after the date of hire. To further align the interests of our executives with our long-term interests and those of our Stockholders, the Compensation Committee takes a portfolio approach to equity incentive awards using the external market as an initial reference point for determining our executives’ total target equity incentive opportunity. The Compensation Committee takes this approach because it believes that equity compensation that vests over time, in combination with performance-vesting equity awards that are based on the achievement of revenue targets, provides strong retention value, incentivizes our executives to achieve key performance goals and aligns their interests with those of our Stockholders.

For fiscal 2018, the Compensation Committee approved for our named executive officers stock options, time-vested restricted stock unit awards, or RSUs, and restricted stock unit awards with both time- and performance-based vesting, or PSUs. In determining the number of each type of equity award to grant our named executive officers for fiscal 2018, the Compensation Committee generally intended to grant approximately half of their total awards in PSUs (based on the grant-date fair value), with the remainder split between RSUs and stock options. For fiscal 2018, the CEO’s equity award was approximately 22% stock options, 25% RSUs and 53% PSUs, based on their respective grant date fair values. The Compensation Committee approved stock option, RSU and PSU awards for fiscal 2018 based on individual performance rankings for fiscal 2017 in an effort to ensure that top-performing employees receive larger awards to reward them for their performance. The Compensation Committee believes that the use of PSUs together with time-based awards in the form of stock options and RSUs allows us to effectively retain and reward those employees who have the potential to make the greatest contributions to our long-term success.

Each named executive officer received a stock option grant that is subject to time-based vesting over three years, with one-third vesting on each anniversary of the date of grant. Each of our named executive officers also received an RSU grant for fiscal 2018 that is subject only to time-based vesting over three years, with one-third vesting on each anniversary of the date of grant. In addition, each of our named executive officers received a PSU grant for fiscal 2018 that is subject to both time- and performance-based vesting. Upon grant, the percentage of each award eligible to performance-vest was to be determined based on the level of fiscal 2018 revenue, as follows:

Fiscal 2018 Revenue (Million)	Ratable Amount that Vests
<$556	0%
$556	50%
$565	100%
$579	150%
>=$588	200%

The percentage of PSUs vesting between the revenues listed above are determined through linear interpolation.

Once the Company’s revenue amount for fiscal 2018 was published, and the number of shares covered by the award was determined, one-third of the shares immediately time vested and half of the remaining shares became eligible to time vest on each of the second and third anniversaries of the date of grant. During fiscal 2018, our revenues earned were $593.7 million, which resulted in 200% of the shares subject to the PSU award being earned and eligible to time vest. One third of the earned restricted stock units time vested on May 15, 2018, and the remaining units will be eligible to vest on May 15, 2019 and May 15, 2020.

The Compensation Committee recently made our annual equity grants for fiscal 2019. The grants made for fiscal 2019 were as follows:

Equity Vehicle	Vesting Criteria	Vesting Schedule
Stock Options	Time-based	33-1/3% annually
Performance- and Time-based Restricted Stock Units (PSUs)	Performance-and Time-based	*
Time-based Restricted Stock Units (RSUs)	Time-based	33- 1/3% annually

*	Fiscal 2019 revenue performance will determine the percentage of the target award that will be eligible to time vest (0%, or a ratable amount from 50% to 200% of the underlying PSUs). The date that fiscal 2019 earnings are published will determine the number of awards eligible to time vest, and 33-1/3% will be eligible to time vest on each of the first, second and third anniversaries of the date of grant.

Other Compensation

The amounts shown in the Summary Compensation Table under the heading “All Other Compensation” represent the value of certain other compensation received, which is described in detail in the accompanying footnotes. Our Chief Executive Officer and other named executive officers received the following benefits in fiscal 2018:

•	Matching contributions to our 401(k) plan, which are available to substantially all of our employees;

•	Life insurance premiums; and

•	Long-term disability insurance premiums.

We do not believe in granting excessive perquisites to our executives other than the life insurance and long-term disability insurance premiums, which we believe represent typical elements of executive compensation. We do not offer our executives any additional perquisites. In addition, our named executive officers are entitled to certain benefits in connection with certain terminations of employment and/or in connection with a change of control, as further described in “Agreements with Named Executive Officers.”

Stock Ownership Guidelines

Effective June 29, 2015, our Board of Directors adopted stock ownership guidelines for our executive officers. Under these guidelines, our Chief Executive Officer is required to hold shares of our common stock equal to at least three times his annual salary, and our other executive officers are required to hold shares of our common stock equal in value to at least the amount of their annual salaries. We plan to review our ownership guidelines on a regular basis to ensure they align with peer group norms and governance best practices and that they remain appropriate in light of our annual equity award levels. Each executive officer will be required to meet these ownership levels by the later of June 29, 2020 or five years after the date he or she was initially designated an executive officer of the Company. Each of our named executive officers was in compliance with the stock ownership guidelines as of the last day of fiscal 2018.

Recoupment of Compensation

Our Board of Directors adopted a recoupment (clawback) policy, effective June 29, 2015, covering executive officers of the Company. The policy provides that if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, the Compensation Committee may seek reimbursement of any cash- or equity-based bonus or other incentive compensation paid or awarded to the officer or effect cancellation of previously granted equity awards to the extent the bonus or incentive compensation was based on erroneous financial data and was in excess of what would have been paid to the executive officer under the restatement.

Tax Implications

Section 162(m) generally disallows a tax deduction to public companies for taxable compensation over $1 million paid to certain executives. Prior to the Tax Cuts and Jobs Act, or the Tax Reform Law, which was enacted on December 22, 2017, the limitation applied only to the compensation of the company’s chief executive officer and its three most highly compensated executive officers other than the chief executive officer and the chief financial officer, and certain “performance-based compensation” could qualify for an exemption from this deduction limit if it satisfied certain conditions under Section 162(m). Effective for taxable years beginning after December 31, 2017, the Tax Reform Law expanded the deduction limitation to apply to a corporation’s chief financial officer and repealed the exemption for performance-based compensation except for certain grandfathered compensation arrangements.

The Compensation Committee will continue to consider the impact of the deductibility rules, including the changes under the Tax Reform Law, in developing and administering our compensation programs. However, this consideration is balanced with our primary goal of structuring compensation programs to attract, reward, motivate and retain highly talented executives. Accordingly, because our compensation objectives are not always consistent with the requirements for full deductibility, we have entered, and may in the future enter, into compensation arrangements under which payments are not deductible under Section 162(m).

On May 13, 2015, the Compensation Committee adopted a policy not to provide tax gross-ups under Sections 280G and 4999 of the Code in new employment agreements.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the contents of the Compensation Discussion and Analysis set forth above. Based on its review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended March 31, 2018.

Compensation Committee

Paul G. Thomas (Chair)

Martin P. Sutter

Jeannine M. Rivet

Summary Compensation

The following table provides a summary of all compensation earned with respect to fiscal 2018, 2017 and 2016 by Michael R. Minogue, our President, Chief Executive Officer and Chairman of our Board, Michael J. Tomsicek, who served as our Chief Financial Officer and Treasurer until August 24, 2017, Ian McLeod, who was appointed Interim Chief Financial Officer on August 24, 2017, and our three most highly compensated executive officers other than our Chief Executive Officer and Chief Financial Officer, who were serving as executive officers at the end of our most recently completed fiscal year.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Total ($)

Michael R. Minogue	2018	717,515	5,726,091	1,622,475	2,238,646	10,304,726
President, Chief Executive	2017	648,748	9,405,482	1,230,910	934,197	12,219,337
Officer and Chairman of the Board	2016	629,853	16,151,928	955,189	1,284,900	19,021,870

Michael J. Tomsicek	2018	378,525	605,295	294,995	—	1,278,815
Vice President, Chief	2017	360,500	1,399,470	201,789	216,300	2,178,059
Financial Officer and Treasurer(4)	2016	350,000	1,688,750	671,143	231,000	2,940,893

Ian McLeod	2018	261,131	376,628	147,498	167,124	952,381
Interim Chief Financial Officer(5)

David M. Weber	2018	413,225	941,570	393,327	433,886	2,182,008
Chief Operating Officer	2017	382,616	1,802,019	282,504	267,831	2,734,970
	2016	364,396	4,453,771	272,911	357,108	5,448,186

William J. Bolt	2018	340,781	807,060	147,498	354,412	1,649,751
Senior Vice President,	2017	330,855	1,399,470	201,789	236,561	2,168,675
Global Quality, Regulatory and Clinical Operations	2016	306,348	861,250	163,747	257,332	1,588,677

Michael G. Howley	2018	348,308	914,668	319,578	362,240	1,944,794
Vice President and General Manager,	2017	334,912	1,399,470	322,862	239,462	2,296,706
Global Sales	2016	318,964	861,250	136,456	290,257	1,606,927

(1)

Amounts shown represent the aggregate grant date fair value of awards of restricted stock units made to the named executive officer in the year indicated, computed in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. As required by applicable SEC rules, stock awards are reported in the year of grant. The underlying valuation assumptions are discussed in Note 9 to our consolidated financial statements for our fiscal year ended March 31, 2018, included in our Annual Report on Form 10-K for the year ended March 31. For fiscal 2018, the grant date value of performance-based awards assumed performance at the target payout level. For fiscal 2017, the grant date fair value of performance-based awards assumed performance at the maximum payout level, with the exception of certain performance-based restricted stock unit awards granted to Mr. Minogue in fiscal 2017 that will vest based on the Company’s TSR relative to the TSR of the companies in the S&P Health Care Equipment Select Industry Index over a three-year period, which assumed performance at the target payout level. For fiscal 2016, the grant date fair value of performance-based awards assumed performance at the maximum payout level, with the exception of certain performance-based restricted stock unit awards granted to Mr. Minogue and Dr. Weber that will vest based on the Company’s TSR, relative to the TSR of the companies in the S&P Health Care Equipment Select Industry Index over a three-year period, which assumed performance at the target payout level. The grant date fair value of the performance-based award at the maximum payout level for fiscal 2018 was $7,712,803 for Mr. Minogue, $807,060 for

Mr. Tomsicek, $484,236 for Mr. McLeod, $1,076,080 for Dr. Weber, $1,076,080 for Mr. Bolt, and $1,345,100 for Mr. Howley. The grant date fair value of the performance-based TSR award at the maximum payout level for fiscal 2017 was $2,597,451 for Mr. Minogue. The grant date fair value of the performance-based TSR awards at the maximum payout level for fiscal 2016 was $24,707,970 for Mr. Minogue and $9,883,188 for Dr. Weber.
(2)	Amounts shown represent the aggregate grant date fair value of option awards made to the named executive officer, computed in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. Fair value is calculated using the Black-Scholes value on the grant date. As required by applicable SEC rules, awards are reported in the year of grant. The underlying valuation assumptions are discussed in Note 9 to our consolidated financial statements for our fiscal year ended March 31, 2018, included in our Annual Report on Form 10-K for the year ended March 31, 2018.
(3)	Reflects amounts that were earned under our annual cash bonus plan for fiscal 2018, fiscal 2017 and fiscal 2016 performance and that were determined and paid during the first quarter of each following fiscal year.
(4)	Mr. Tomsicek resigned as of August 24, 2017.
(5)	Mr. McLeod was appointed interim Chief Financial Officer as of August 24, 2017.

Plan-Based Awards

The following table provides information regarding grants of plan-based awards to the named executive officers during fiscal 2018.

Grants of Plan-Based Awards

for Fiscal 2018

	Grant Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name		Target ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)
Michael R. Minogue	5/15/2017	932,770
	5/15/2017						33,000	134.51	1,622,475
	5/15/2017		14,335	28,670	57,340	13,900		134.51	5,726,091
Michael J. Tomsicek	5/15/2017	227,115
	5/15/2017						6,000	134.51	294,995
	5/15/2017		1,500	3,000	6,000	1,500		134.51	605,295
Ian McLeod	5/15/2017	104,452
	5/15/2017						3,000	134.51	147,498
	5/15/2017		900	1,800	3,600	1,000		134.51	376,628
David M. Weber	5/15/2017	289,258
	5/15/2017						8,000	134.51	393,327
	5/15/2017		2,000	4,000	8,000	3,000		134.51	941,570
William J. Bolt	5/15/2017	221,508
	5/15/2017						3,000	134.51	147,498
	5/15/2017		2,000	4,000	8,000	2,000		134.51	807,060
Michael G. Howley	5/15/2017	226,400
	5/15/2017						6,500	134.51	319,578
	5/15/2017		2,500	5,000	10,000	1,800		134.51	914,668

(1)	Reflects the dates on which the Compensation Committee approved the target fiscal 2018 annual cash bonus awards or the grants of stock options or restricted stock units. No named executive officer paid any amount to us in consideration for the grant of any stock options or restricted stock units.

(2)	Represents potential target payouts set at the beginning of the fiscal year under our annual cash bonus program. The amounts actually paid with respect to fiscal 2018 are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” There are no established thresholds or maximums with respect to our annual cash bonuses.
(3)	The grants to each named officer represent shares of our common stock subject to PSUs granted under our Amended and Restated 2015 Plan, eligible to be earned based on the achievement of revenue goals for fiscal 2018 and subject to time-based vesting once earned.
(4)	Represents shares of our common stock subject to restricted stock unit awards granted under our Amended and Restated 2015 Plan that are subject to time-based vesting over three years.
(5)	Represents stock options to purchase shares of our common stock granted under our Amended and Restated 2015 Plan that are subject to time-based vesting over three years.
(6)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown reflect the grant date fair values of the awards computed in accordance with FASB ASC Topic 718. For stock options, fair value is calculated using the Black-Scholes value on the grant date. In calculating these values, we used the assumptions described in Note 9 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC for the year ended March 31, 2018. The grant date fair value of performance-based restricted stock units is determined based on the probable outcome of the performance conditions associated with the awards. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The actual amount of compensation that may be earned by the named executive officer will depend on the extent to which the awards vest and the price of our common stock at the time of exercise or vesting.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding outstanding equity awards held by the named executive officers on March 31, 2018.

Outstanding Equity Awards

on March 31, 2018

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested(#)(2)	Market Value of Units of Stock That Have Not Vested($)(3)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(#)(4)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested($)(3)
Michael R. Minogue	105,000	—	10.03	6/3/2020	71,473	20,797,928	288,040	83,816,760
	100,000	—	22.44	5/22/2022
	85,000	—	23.15	5/14/2023
	85,000	—	21.55	5/14/2024
	23,333	11,667	66.25	5/13/2025
	10,166	20,334	99.62	5/24/2026
	—	33,000	134.51	5/15/2027

Ian W. McLeod	—	1,667	66.25	5/13/2025	6,554	1,907,148	3,600	1,047,564
	—	1,334	99.62	5/24/2026
	—	3,000	134.51	5/15/2027

David M. Weber	33,500	—	10.03	6/3/2020	17,457	5,079,812	100,280	29,180,477
	25,000	—	22.44	5/22/2022
	23,000	—	23.15	5/14/2023
	15,000	—	21.55	5/14/2024
	6,666	3,334	66.25	5/13/2025
	2,333	4,667	99.62	5/24/2026
	—	8,000	134.51	5/15/2027

William J. Bolt	5,000	—	23.15	5/14/2023	12,999	3,782,579	8,000	2,327,920
	5,000	—	21.55	5/14/2024
	4,000	2,000	66.25	5/13/2025
	1,666	3,334	99.62	5/24/2026
	—	3,000	134.51	5/15/2027

Michael G. Howley	25,000	—	23.15	5/14/2023	12,799	3,724,381	10,000	2,909,900
	25,000	—	21.55	5/14/2024
	3,333	1,667	66.25	5/13/2025
	2,666	5,334	99.62	5/24/2026
	—	6,500	134.51	5/15/2027

(1)	The stock options with an exercise price of $66.25, $99.62 and $134.51 vest 33-1/3% annually over three years on each anniversary of the date of grant.
(2)

Represents the following number of time-based restricted stock units that were eligible to vest on May 13, 2018 (and did vest), subject to the executive’s continued employment through each such date: Mr. Minogue, 4,000 restricted stock units; Mr. McLeod, 400 restricted stock units; Mr. Bolt, 834 restricted stock units; Dr. Weber, 1,334 restricted stock units; and Mr. Howley, 834 restricted stock units. Represents the following number of time-based restricted stock units, half of which were eligible to vest on May 24, 2018 (and did vest), and half of which are eligible to vest on May 24, 2019, subject to the executive’s continued employment through each such date: Mr. Minogue, 7,334 restricted stock units; Mr. McLeod, 667 restricted stock units; each of Messrs. Bolt and Howley, 1,200 restricted stock units; and Dr. Weber, 1,667 restricted stock units. Represents the following number of time-based restricted stock units, one-third of which were eligible to vest on May 15, 2018 (and did vest), and one-third of which are eligible to vest on each of May 15, 2019 and May 15, 2020, subject to the executive’s continued employment through each such date: Mr. Minogue, 13,900 restricted stock units; Mr. McLeod, 1,000 restricted stock units; Mr. Bolt, 2,000 restricted stock units; Dr. Weber, 3,000 restricted stock units; and Mr. Howley, 1,800 restricted stock units. Represents the following number of restricted stock units that performance vested based on fiscal 2016 revenue and were eligible to time vest (and did vest) on May 13, 2018, subject to the executive’s continued employment through such date: Mr. Minogue, 21,250 restricted stock units; Mr. McLeod, 2,500 restricted stock units; each of Messrs. Bolt and Howley, 3,500 restricted stock units; and Dr. Weber, 4,500 restricted stock units. Represents the following number of restricted stock units that performance vested based on fiscal 2017 revenue, half of which were eligible to time vest on May 24, 2018 (and did vest) and half of which are eligible to time vest on May 24, 2019, subject to the executive’s continued employment through such date: Mr. Minogue, 24,989 restricted stock units; Mr. McLeod, 1,987 restricted stock units, each of Messrs. Bolt and Howley, 5,465 restricted stock units; and Dr. Weber, 6,956 restricted stock units.
(3)	The market value of unvested shares of restricted stock units is based on $290.99, the closing market price of our common stock on March 31, 2018, the last trading date of fiscal 2018.
(4)	Represents the following number of restricted stock units that are eligible to performance vest (assuming maximum payout) based on the Company achieving total shareholder return as compared with that of companies in the S&P Health Care Equipment Select Industry Index measured over a three-year period, subject to the executive’s continued employment through the determination date of the total shareholder return for one half of the units that performance vest and the first anniversary of such date for the second half of the performance units that vest: Mr. Minogue, 189,174 restricted stock units; and Dr. Weber, 92,280 restricted stock units. With respect to Mr. Minogue, represents 41,526 restricted stock units that may be eligible to performance vest if certain net profit measurements are achieved as of December 31, 2017, and if achieved, will be eligible to performance vest based on the Company achieving total shareholder return as compared with that of companies in the S&P Health Care Equipment Select Industry Index measured over a three-year period, subject to the executive’s continued employment through the determination date. With respect to Mr. Minogue, represents the following number of restricted stock units that were eligible to performance vest based on fiscal 2018 revenue, with one-third of those performance vesting becoming eligible to time vest on May 15, 2018, and one-third of which are eligible to time vest on each of May 15, 2019 and May 15, 2020, subject to the executive’s continued employment through each such date. Following the close of fiscal 2018, it was determined that the following number of restricted stock units performance vested and became eligible to time vest: Mr. Minogue, 57,340 restricted stock units; Mr. McLeod 3,600 restricted stock units; each of Mr. Bolt and Dr. Weber, 8,000 restricted stock units; and Mr. Howley, 10,000 restricted stock units.

Option Exercises and Vesting of Stock

The following table provides information regarding the exercise of stock options by our named executive officers and shares acquired upon the vesting of restricted stock unit stock awards held by them during fiscal 2018.

Option Exercises and Stock Vested during Fiscal 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael R. Minogue	—	—	70,077	9,263,171
Michael J. Tomsicek	14,166	2,458,954	11,666	1,657,957
Ian McLeod	10,333	1,387,620	7,727	1,019,888
David M. Weber	37,750	5,217,334	15,561	2,059,339
William J. Bolt	—	—	12,833	1,697,578
Michael G. Howley	25,000	3,789,165	15,000	1,982,366

(1)	The value realized on exercise of stock option awards is based on the closing market price of our common stock on the date of exercise of the option award.
(2)	The value realized on vesting of stock awards granted prior to May 5, 2016 is based on the closing market price of our common stock on the date of vesting of the stock award. The value realized on vesting of stock awards granted on or after May 5, 2016 is based on the closing market price of our common stock on the date prior to vesting.

Arrangements with Named Executive Officers

Employment Agreements. On April 5, 2004, we entered into an employment agreement with Michael R. Minogue in which we agreed to employ Mr. Minogue as our President and Chief Executive Officer, reporting to our Board of Directors. The agreement initially provided for an annual base salary of $325,000 for the fiscal year ended March 31, 2005, and a target bonus for such fiscal year of up to $325,000. Mr. Minogue’s employment agreement also provides that our Compensation Committee will review Mr. Minogue’s base salary and target bonus on an annual basis. In addition, pursuant to the employment agreement, Mr. Minogue was granted stock options to purchase 400,000 shares of our common stock on his date of hire. The agreement also provides for, among other things, certain vacation, life insurance and other benefits to Mr. Minogue. The employment agreement has an indefinite term, and is terminable by either party by notice to the other. On May 16, 2018, Mr. Minogue’s base salary was increased to $753,391, effective June 1, 2018. Mr. Minogue’s current target bonus for fiscal 2019 is 195% of his base salary. Mr. Minogue’s salary is payable in semi-monthly installments in accordance with our practice.

On May 26, 2015, we entered into an offer letter agreement with Michael J. Tomsicek to become our Vice President and Chief Financial Officer, commencing July 15, 2015. The offer letter provided that Mr. Tomsicek would receive a starting salary of $350,000. The offer letter provided that Mr. Tomsicek would be granted 25,000 stock options to purchase shares of our common stock, vesting over four years, and 25,000 restricted stock units, vesting over three years, subject in each case to approval by our Compensation Committee. In addition, Mr. Tomsicek is eligible for an annual bonus with a target payout of $210,000 under the offer letter. On May 15, 2017, Mr. Tomsicek’s base salary was increased to $378,525. Mr. Tomsicek’s target bonus was 60% of his base salary. Under the offer letter agreement, the Company committed to entering into a change of control agreement with Mr. Tomsicek that will provide him with base salary and benefits continuation for a period of two years in the event his employment is terminated as a result of a change in control. The Company entered into the change of control agreement with Mr. Tomsicek on September 27, 2016 (see below). Mr. Tomsicek resigned his employment with us effective August 24, 2017.

On October 18, 2007, Ian McLeod accepted our offer letter to become our Corporate Controller. The offer letter provided that Mr. McLeod would receive a starting base salary of $160,000 per year. The offer letter provided for the grant to Mr. McLeod of a stock option to purchase 5,000 shares of our common stock on his date of hire, vesting annually over four years. In addition, Mr. McLeod was eligible for an annual bonus with a target payout of 20% of his base salary under the offer letter. Mr. McLeod is currently the Vice President, Corporate Controller and was appointed interim Chief Financial Officer as of August 24, 2017. On May 15, 2018, Mr. McLeod’s base salary was increased to $271,576 effective June 1, 2018, and his current target bonus is 40% of his base salary.

On April 10, 2007, Dr. David M. Weber accepted our offer letter to become our Chief Operating Officer. The offer letter provided that Dr. Weber would receive a starting salary of $250,000 per year and a signing bonus of $12,000. The offer letter provided for the grant to Dr. Weber of a stock option to purchase 130,000 shares of our common stock on his date of hire, vesting annually over four years. In addition, Dr. Weber is eligible for an annual bonus with a target payout of $100,000 under the offer letter. On May 16, 2018, Dr. Weber’s base salary was increased to $433,866, effective June 1, 2018. Dr. Weber’s current target bonus is 85% of his base salary.

Each of our other named executive officers has entered into our standard employment agreements, which contain customary provisions relating to the handling of proprietary information and assignment of inventions, as well as restrictions on competition and solicitation during the period of employment and for two years after termination. In addition, the agreements provide that we may terminate the executive with or without cause, but in the case of a termination without cause more than six months after the date employment begins, we are required to provide 28-days’ prior notice.

Change of Control Agreements. We entered into a change of control agreement with Mr. Minogue when he began employment with us in April 2004. The agreement was entered into in order to provide Mr. Minogue with a sense of job security and the ability to focus on his work without needing to worry about losing his job upon a change of control. The agreement specifically provides that, following a change of control, we will continue to employ Mr. Minogue for twenty-four full months in the same or a similar position at an annual base salary equal to at least twelve times the highest monthly base salary received within the last twelve months prior to the change of control and an annual bonus equal to his average bonus over the last three fiscal years. In addition, Mr. Minogue agreed to remain our employee for six months following a change of control. If Mr. Minogue is still employed at the end of this six-month period following a change of control, all unvested stock options and stock appreciation rights held by him will become vested. Mr. Minogue can terminate his employment for good reason, and we may terminate his employment for or without cause. The agreement provides for certain payments to be made to Mr. Minogue or his family upon certain circumstances following a change of control, including upon his death, disability, termination of employment by us without cause, and termination of employment by him for good reason. If we terminate Mr. Minogue’s employment without cause, or Mr. Minogue terminates his employment for good reason, he will be entitled to receive cash severance payments equal to 2.99 times his base amount. For up to eighteen months following any such termination, we are also required to provide for continuation of certain benefits provided to Mr. Minogue before the change of control on terms at least as favorable to Mr. Minogue as in effect before the change of control. These payments and benefits are described in more detail below. Additionally, upon such a termination, the vesting of all of Mr. Minogue’s then-unvested and outstanding stock options and stock appreciation rights will accelerate. In the event that Mr. Minogue is obligated to pay any excise taxes, including interest and penalties, under Section 4999 of the Internal Revenue Code of 1986, as amended, Mr. Minogue will be entitled to receive a “gross-up” payment such that he will receive an after-tax amount sufficient to enable him to pay all such excises taxes, interest and penalties.

On August 13, 2008, our Compensation Committee also authorized us to enter into change of control agreements with Mr. Bolt and Dr. Weber. Under the change of control agreements, if we terminate the executive’s employment for any reason other than for cause, death or disability during the two-year period following a change of control, as defined in the change of control agreements, or if the executive terminates his employment with us for good reason during the eighteen-month period beginning six months after a change of control, then the executive will be entitled to a lump sum payment equal to two times the sum of the executive’s then-effective annual base salary plus his target bonus. For up to two years following any such termination, we are also required to provide medical and dental benefits to the executive and his family. Additionally, upon such a termination, the vesting of all of the executive’s then-unvested and outstanding stock options and stock appreciation rights will accelerate. Upon a change of control, whether or not the executive’s employment terminates, if the Compensation Committee elects to cancel outstanding stock options, stock appreciation rights, and restricted stock, all such awards then outstanding and held by the executive will accelerate and vest immediately prior to the change of control. On April 15, 2009 and May 21, 2013, we entered into similar change of control agreements with Mr. Howley and Mr. McLeod, respectively.

Estimated Potential Payments Following a Change of Control

The following table provides information regarding the estimated amounts payable to the individuals named below upon the occurrence of the triggering events described below, in each case assuming that a change of control had occurred on March 31, 2018, the last day of our last fiscal year. The amounts shown as payable upon the triggering events described below do not include amounts earned by the individual and accrued before the occurrence of the triggering event but payable after the triggering event, such as accrued and unpaid salary or the value of accrued but unused vacation days.

Name and Triggering Events	Severance ($)	Acceleration of Stock Options ($)(1)	Acceleration of Restricted Stock Units ($)(2)	Benefits Continuation and Outplacement ($)	Tax Reimbursement ($)(3)	Total ($)(4)
Michael R. Minogue:
Automatic acceleration of options and restricted stock units upon change of control(5)	—	11,677,200	104,614,689	—	—	116,291,889
Continues employment for six months(6)	—	11,677,200	—	—	—	11,677,200
Termination by us other than for cause or by executive for good reason(7)	49,780,972	11,677,200	104,614,689	33,017	59,399,006	225,504,883

Ian W. McLeod:
Automatic acceleration of options and restricted stock units upon change of control(8)	—	1,099,369	2,954,712	—	—	4,054,082
Termination by us other than for cause or by executive for good reason	365,583	1,099,369	2,954,712	10,000	—	4,429,665

David M. Weber:
Automatic acceleration of options and restricted stock units upon change of control(9)	—	2,894,247	34,260,289	—	—	37,154,536
Termination by us other than for cause or by executive for good reason(7)	1,446,288	2,894,247	34,260,289	47,356	13,015,750	51,663,930

William J. Bolt:
Automatic acceleration of options and restricted stock units upon change of control(10)	—	1,556,948	6,110,499	—	—	7,667,447
Termination by us other than for cause or by executive for good reason(7)	1,124,578	1,556,948	6,110,499	47,356	—	8,839,381

Michael G. Howley:
Automatic acceleration of options and restricted stock units upon change of control(10)	—	2,412,530	6,634,281	—	—	9,046,811
Termination by us other than for cause or by executive for good reason(7)	1,149,416	2,412,530	6,634,281	47,356	—	10,243,583

(1)

Represents the estimated value of the acceleration of the vesting of stock options held by the executive, assuming a stock price of $290.99, which was the closing market price of our common stock on March 31, 2018. This value is based on the difference between such price and the exercise price of the accelerated stock options. All stock options held by the named executive officers accelerate in full if the executive is terminated following a change of control other than for cause or if the executive terminates employment for good reason. In addition, in the case of Mr. Minogue, all stock options and stock appreciation rights accelerate in full if following a change of control his employment continues for at least six months. In the case of all named executive officers, the stock options will also vest in full if our Board of Directors or Compensation Committee exercises its discretion to cancel outstanding stock options in a change of control.
(2)	Represents the estimated value of the acceleration of the vesting of certain restricted stock units (assuming payout at maximum) held by the executives, assuming a stock price of $290.99, which was the closing market price of our common stock on March 31, 2018. Additional detail about such acceleration is described in the footnotes below.
(3)	Represents the estimated gross-up payment owed to the executives based on the assumptions in this table. Mr. Minogue is entitled to a full gross-up payment to the extent of any excise tax imposed pursuant to Section 4999 of the Code. The other named executive officers, with the exception of Mr. Tomsicek, are entitled to a gross-up payment to the extent that any excise tax is imposed by Section 4999 of the Code, but subject to other limitations on the amount of gross-up for the excise tax.
(4)	Does not include amounts the executive would be entitled to if his employment was terminated due to death or disability. Each executive or his estate is, upon the executive’s termination due to death or disability, entitled to receive the executive’s earned but unpaid compensation as well as benefits at least equal to the most favorable family benefits provided by the Company to surviving families of peer executives. In addition, if Mr. Minogue’s or Dr. Weber’s employment is terminated due to death or disability, the executive’s TSR award(s) shall vest pro rata based on the Company’s performance on the date of termination.
(5)	Reflects the value of all outstanding stock options and time-based restricted stock unit awards granted to Mr. Minogue on May 13, 2015, May 24, 2016 and May 15, 2017, each of which by its terms vests in full upon a change of control of the Company (assuming the stock options are not assumed or substituted in the transaction). Also reflects the value of performance and time-based restricted stock unit awards granted to Mr. Minogue on May 13, 2015, June 15, 2015, May 24, 2016 and May 15, 2017, each of which, with the exception of the May 13, 2015 grant, by its terms vests in full upon a change of control of the Company. The May 13, 2015 grant by its terms vests two-thirds upon a change of control of the Company.
(6)	This row does not reflect the value of continued compensation for services rendered during the course of employment or the effect of continued vesting of stock options following a change of control.
(7)	Assumes that termination occurs on March 31, 2018. Termination later in the year would also entitle the executive to a pro rata portion of his bonus, based on the number of days lapsed during the year prior to termination. Bonus amounts and severance payments are payable in a lump sum. Benefits continuation consists of the continuation of medical benefits for the executive and his family, which, as of March 31, 2018, are payable over a period of 18 months in the case of Mr. Minogue and over 24 months for the other named executive officers. Also includes outplacement of up to $5,000 in the case of Mr. Minogue, and $10,000 in the case of the named executive officers other than Mr. Minogue. Other perquisites and personal benefits are excluded because the estimated aggregate amount of such benefits is less than $10,000 for each named executive officer.
(8)	Reflects the value of all outstanding stock options and time-based restricted stock unit awards granted to Mr. McLeod on May 13, 2015, May 24, 2016, and May 15, 2017, each of which by its terms vests in full upon a change of control of the Company (assuming the stock options are not assumed or substituted in the transaction). Also reflects the value of performance and time-based restricted stock unit awards granted to Mr. McLeod on May 13, 2015, May 24, 2016 and May 15, 2017, which, by their terms, vest in full upon a change of control of the Company.
(9)	Reflects the value of all outstanding stock options and time-based restricted stock unit awards granted to Dr. Weber on May 13, 2015, May 24, 2016 and May 15, 2017, each of which by its terms vests in full upon a change of control of the Company (assuming the stock options are not assumed or substituted in the transaction). Also reflects the value of performance and time-based restricted stock unit awards granted to Dr. Weber on May 13, 2015, June 15, 2015, May 24, 2016 and May 15, 2017, each of which, with the exception of the May 13, 2015 grant, by its terms vests in full upon a change of control of the Company. The May 13, 2015 grant by its terms vests two-thirds upon a change of control of the Company.

(10)	Reflects the value of all outstanding stock options and time-based restricted stock unit awards granted to each of Messrs. Bolt and Howley on May 13, 2015, May 24, 2016 and May 15, 2017, each of which by its terms vests in full upon a change of control of the Company (assuming the stock options are not assumed or substituted in the transaction). Also reflects the value of performance and time-based restricted stock unit awards granted to each of Messrs. Bolt and Howley on May 13, 2015, May 24, 2016 and May 15, 2017, each of which, with the exception of the May 13, 2015 grant, by its terms vests in full upon a change of control of the Company. The May 13, 2015 grant by its terms vests two-thirds upon a change of control of the Company.

Mr. Tomsicek’s Change of Control Severance Agreement provided for the following payments and benefits: (a) 24 months of base salary continuation and continued medical benefits; (b) payment of an amount equal to Mr. Tomsicek’s target bonus pro-rated for the corresponding part of the calendar year in which his employment is terminated by the Company plus an amount equal to two times Mr. Tomsicek’s target bonus, payable in equal installments over the 24 months following Mr. Tomsicek’s termination; (c) reimbursement of up to $10,000 of outplacement assistance; and (d) accelerated vesting of stock options, stock appreciation rights, and restricted stock.

Equity Compensation Plans

The following table provides information as of March 31, 2018 regarding securities authorized for issuance under our equity compensation plans. Our equity compensation plans under which awards may currently be granted include the Amended and Restated 2015 Plan, our 2008 Plan and our 1988 Employee Stock Purchase Plan, or ESPP. All of these equity compensation plans have been approved by our Stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	2,162,907	(2)	$46.81	(3)	2,812,069
Equity compensation plans not approved by security holders	—		—		—
Total	2,162,907	(2)	$46.81	(3)	2,812,069

(1)	Consists of the Amended and Restated 2015 Plan, the 2008 Plan, the 2000 Plan, and the ESPP.
(2)	Amount includes 1,282,497 shares of common stock underlying outstanding stock options and 880,410 shares comprised of common stock deliverable upon the vesting of outstanding restricted stock units.
(3)	The weighted-average exercise price only includes all outstanding stock options.

CEO Pay Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our Chief Executive Officer, Mr. Minogue, and the ratio of these two amounts. For the twelve-month period ended March 31, 2018, our last completed fiscal year:

•	The estimated annual total compensation for the median employee of the Company (excluding Mr. Minogue) was $122,674; and

•	Mr. Minogue’s annual total compensation, as reported in the Summary Compensation Table included elsewhere in this proxy statement, was $10,304,726.

Based on this information for fiscal 2018, we estimate that the ratio of the annual total compensation of Mr. Minogue to the median annual total compensation of our employees (other than Mr. Minogue) was approximately 84 to 1.

We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records, and the methodology described below. The SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio for the Company.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and Mr. Minogue, we took the following steps:

•	We determined that, as of January 31, 2018, our employee population consisted of approximately 1,138 individuals located primarily in the United States, Germany and Japan. This population consisted of our full- and part-time employees. We selected January 31, 2018 as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

•	To identify the “median employee” from our employee population, we compared the amount of salary and wages of our employees (excluding Mr. Minogue) plus target annual cash bonus figures.

•	We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.

•	Once we identified our median employee, we combined all of the elements of such employee’s compensation for fiscal 2018 in accordance with applicable SEC rules, resulting in annual total compensation of $122,674. The difference between such employee’s annual total compensation as used for purposes of determining our median employee and as used for purposes of determining our CEO pay ratio was approximately $17,724, which reflects that, for purposes of determining our CEO pay ratio, the median employee’s annual total compensation included the grant date fair value of restricted stock units.

With respect to the annual total compensation of Mr. Minogue, we used the amount reported in the “Total” column of the Summary Compensation Table for fiscal 2018.

SECURITIES BENEFICIALLY OWNED BY CERTAIN PERSONS

At the close of business on June 11, 2018, there were 44,641,836 shares of our common stock issued and outstanding and entitled to vote. On June 11, 2017, the closing price of our common stock as reported on the Nasdaq Global Select Market was $418.21 per share. The following table provides information, as of June 11, 2018, with respect to the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of five percent or more of our common stock;

•	each of our directors and nominees for director;

•	each of our executive officers named in the Summary Compensation Table under “Executive Compensation” above; and

•	all of our current directors and executive officers as a group.

This information is based upon information received from or on behalf of the individuals named therein. Unless otherwise noted, the address for each individual is c/o ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

Name(1)	Shares of Common Stock Beneficially Owned(2)	Percentage of Class Outstanding
PRIMECAP Management Company(3) 117 E. Colorado Blvd., 11th Floor Pasadena, CA 91105	4,079,390	9.1%
The Vanguard Group, Inc.(4) 100 Vanguard Blvd. Malvern, PA 19355	3,460,389	7.8%
Blackrock, Inc.(5) 55 East 52nd Street New York, NY 10055	3,285,561	7.4%
Michael R. Minogue(6)	756,925	1.7%
Martin P. Sutter	256,560	*
David M. Weber(7)	206,852	*
Michael G. Howley(8)	100,866	*
William J. Bolt	89,040	*
Dorothy E. Puhy(9)	33,168	*
Eric A. Rose	12,652	*
Paul G. Thomas	12,172	*
Jeannine M. Rivet	5,244	*
Christopher D. Van Gorder	5,244	*
Ian McLeod	525	*
Michael J. Tomsicek	—	—
All current executive officers and directors as a group (12 persons)(10)	1,540,230	3.5%

*	Less than one percent.
(1)	Unless otherwise noted, each person identified possesses sole voting and investment power over the shares listed.
(2)	Includes shares of common stock which the following person had the right to acquire on June 11, 2018 or within sixty (60) days thereafter through the exercise of stock options or the vesting of restricted stock units: Mr. Sutter (25,283), Mr. Minogue (441,333), Dr. Weber (113,832), Mr. Howley (44,999), Mr. Bolt (4,667),

Ms. Puhy (1,283), Mr. Rose (1,283), Mr. Thomas (1,283), Ms. Rivet (1,283), Mr. Van Gorder (1,283) and all directors and executive officers as a group (657,028).
(3)	Based on information provided in a Schedule 13G filed by PRIMECAP Management Company on February 27, 2018. PRIMECAP Management Company has sole voting power with respect to 3,591,673 shares of common stock and sole dispositive power with respect to 4,079,390 shares.
(4)	Based on information provided in a Schedule 13G filed by The Vanguard Group, Inc. on February 8, 2018, in its capacity as investment adviser. Includes 20,027 shares of common stock beneficially owned by Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of collective trust accounts and 10,105 shares beneficially owned by Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., as a result of its serving as an investment manager of Australia investment offerings. The Vanguard Group, Inc. has sole voting power with respect to 23,332 shares, sole dispositive power with respect to 3,460,389 shares, shared voting power with respect to 6,800 shares and shared dispositive power with respect to 26,827 shares.
(5)	Based on information provided in a Schedule 13G filed by Blackrock, Inc. on January 29, 2018. Blackrock, Inc. has sole voting power with respect to 3,378,722 shares of common stock and sole dispositive power with respect to 3,525,206 shares.
(6)	Based on information provided in a Form 4 filed pursuant to Section 16(a) of the Exchange Act on May 25, 2018, shares beneficially owned by Mr. Minogue include 168,614 shares of common stock beneficially owned indirectly through trusts.
(7)	Based on information provided in a Form 4 filed pursuant to Section 16(a) of the Exchange Act on May 25, 2018, shares beneficially owned by Dr. Weber include 15,497 shares of common stock beneficially owned indirectly through a trust.
(8)	Based on information provided in a Form 4 filed pursuant to Section 16(a) of the Exchange Act on May 25, 2018, shares beneficially owned by Mr. Howley include 2,500 shares of common stock beneficially owned indirectly through a trust.
(9)	Based on information provided in a Form 4 filed pursuant to Section 16(a) of the Exchange Act on May 9, 2018, shares beneficially owned by Ms. Puhy include 11,335 shares of common stock beneficially owned indirectly through a trust.
(10)	Includes shares beneficially owned by Michael R. Minogue, Dorothy E. Puhy, Jeannine M. Rivet, Eric A. Rose, Martin P. Sutter, Paul G. Thomas, Christopher D. Van Gorder, William J. Bolt, Andrew J. Greenfield, Michael G. Howey, Todd A. Trapp and David M. Weber.

AUDIT COMMITTEE REPORT

The Board of Directors appointed an Audit Committee to review the Company’s consolidated financial statements and financial reporting procedures, the adequacy and effectiveness of its accounting and financial controls and the independence and performance of its independent registered public accounting firm. The Audit Committee also selects our independent registered public accounting firm. The Audit Committee is governed by a written charter adopted by the Board of Directors. A copy of our Audit Committee charter is available through the “Investors—Investor Information” section of our website, located at www.abiomed.com.

The Audit Committee currently consists of three non-employee directors. Each member of the Audit Committee is “independent” within the meaning of the marketplace rules of the Nasdaq Stock Market.

The Company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We have relied, without independent verification, on the information provided to us and on the representations made by the Company’s management and independent auditors.

In fulfilling our responsibilities as the Audit Committee, we conferred with Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the fiscal year ended March 31, 2018, regarding the overall scope and plans for Deloitte & Touche LLP’s audit of the Company’s financial statements for the fiscal year ended March 31, 2018. We met with them, with and without the Company’s management present, to discuss the results of their audit and their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. We reviewed and discussed the audited consolidated financial statements for the fiscal year ended March 31, 2018 with management and the independent registered public accounting firm.

In addition, during the course of the fiscal year ended March 31, 2018 and thereafter before filing the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018, the Company’s management completed the documentation, testing and evaluation of the Company’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. We were kept apprised of the progress of the evaluation and provided oversight to management during the process. In connection with this oversight, we received periodic updates provided by management and Deloitte & Touche LLP at each scheduled Audit Committee meeting to review our progress. At the conclusion of the process, management provided us with, and we reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. We also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018 filed with the SEC, as well as Deloitte &Touche LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements, and (ii) the effectiveness of internal control over financial reporting.

We reviewed and discussed the Company’s audited financial statements for the fiscal year ended March 31, 2018 with management. The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by the statement on Auditing Standards No. 1301, as amended, as adopted by the Public Company Accounting Oversight Board, or the PCAOB, in Rule 3200T, Communications with Audit Committees, and SEC Regulation S-X Rule 207, Communications with Audit Committees. In addition, we received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the PCAOB and discussed these documents with Deloitte & Touche LLP, as well as other matters related to Deloitte & Touche LLP’s independence from management and the Company.

Based on the reviews and discussions referred to above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2018 for filing with the SEC.

Audit Committee

Dorothy E. Puhy (Chair)

Jeannine M. Rivet

Eric A. Rose

OTHER MATTERS

Audit and Other Fees

The following table shows fees for professional audit services, billed to us by Deloitte & Touche LLP, including its affiliates, for the audit of our annual consolidated financial statements for the fiscal years ended March 31, 2018 and 2017, and fees billed to us by Deloitte & Touche LLP for other services provided during such fiscal years:

Fee Category	Year ended 3/31/2018	Year ended 3/31/2017
Audit fees	$1,254,000	$1,145,000
Audit-related fees	2,000	10,500
Tax fees	106,642	187,470
All other fees	—	—

Total fees	$1,362,642	$1,342,970

Audit fees. Audit fees include fees paid by us to Deloitte & Touche LLP in connection with the annual audit of our consolidated financial statements and its review of our interim financial statements as reported in our quarterly filings with the SEC. Audit fees also include fees paid by us to Deloitte & Touche LLP in connection with its annual audit of our internal control over financial reporting.

Audit-related fees. Audit-related fees include fees paid by us to Deloitte & Touche LLP that principally cover assurance and related services that are traditionally performed by our independent registered public accounting firm, including special procedures required by regulatory requirements such as SEC registration statements.

Tax fees. Tax fees cover services performed by the tax personnel of Deloitte & Touche LLP, except those services specifically related to the audit of our consolidated financial statements, and include fees for tax compliance, tax planning and advice.

All other fees. No fees were paid to Deloitte & Touche LLP that were not audit or tax-related.

Our Audit Committee has determined that the services Deloitte & Touche LLP performed for us during the fiscal year ended March 31, 2018 were at all times compatible with its independence.

Policy on Pre-Approval of Audit and Non-Audit Services

Our Audit Committee has the sole authority to approve the scope of the audit and any audit or permitted non-audit services as well as all audit fees and terms. Our Audit Committee must pre-approve any audit and permitted non-audit services by our independent registered public accounting firm. Our Audit Committee will not approve the engagement of our independent registered public accounting firm to perform any services that our independent registered public accounting firm would be prohibited from providing under applicable securities laws or the rules of the Nasdaq Stock Market. In assessing whether to approve the use of our independent registered public accounting firm for permitted non-audit services, our Audit Committee tries to minimize relationships that could appear to impair the objectivity of our independent registered public accounting firm. Our Audit Committee has delegated pre-approval authority for non-audit services to the Chair of our Audit Committee within the guidelines discussed above. The Chair is required to inform our Audit Committee at its next scheduled meeting of each decision to permit our independent registered public accounting firm to perform non-audit services. All audit and other services provided by Deloitte & Touche LLP were pre-approved for each of the last two fiscal years.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, and furnish us with copies of such filings.

Based solely on a review of the copies of such forms received by us, and on written representations from certain reporting persons, we believe that during fiscal year 2018, our directors, officers and ten-percent Stockholders complied with all applicable Section 16(a) filing requirements.

Stock Trading Practices

We maintain an insider trading policy that, among other things, prohibits our officers, directors and employees from trading the Company’s securities during quarterly blackout periods and also contains other restrictions on trading activities designed to avoid any circumstance where Company insiders may be deemed to have traded on material nonpublic information. The policy also prohibits insiders from hedging their ownership of our securities, engaging in short sales with respect to our securities, or pledging shares of our securities.

Other Proposed Action

Our Board of Directors knows of no other business to come before the Annual Meeting of Stockholders. However, if any other business should properly be presented at the meeting, the proxies will be voted in accordance with the judgment of the person or persons holding the proxies.

Stockholder Proposals

Stockholders who wish to present a proposal for inclusion in our proxy materials for our 2019 annual meeting should follow the procedures prescribed in Rule 14a-8 under the Exchange Act and our bylaws. Those procedures require that we receive a stockholder proposal in writing no later than February 22, 2019 in order for such proposal to be included in our proxy materials. Written requests for inclusion should be addressed to: ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923, Attention: Corporate Secretary.

Under our bylaws, Stockholders who wish to nominate a director or include a proposal in our 2019 annual meeting of Stockholders (but do not wish to include such proposal in our proxy materials) must give us timely notice. To be timely, a notice of director nomination or other proposal for the 2019 annual meeting of Stockholders must be received by us no earlier than 60 days and no later than 45 days prior to any meeting of Stockholders called for the election of directors. The notice must contain specified information that is prescribed in our bylaws about you and the director nominee or the proposal, as applicable. Written requests should be addressed to: ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923, Attention: Corporate Secretary.

Householding of Proxy Materials

The Securities and Exchange Commission permits companies and intermediaries such as brokers to satisfy the delivery requirements for proxy materials with respect to two or more Stockholders sharing the same address by delivering a single set of proxy materials addressed to those Stockholders. This process, which is commonly referred to as “householding”, potentially provides extra conveniences for Stockholders and cost savings for companies.

Although we do not intend to household for our Stockholders of record, some brokers household our proxy materials, delivering a single set of proxy materials to multiple Stockholders sharing an address unless contrary instructions have been received from the affected Stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple sets of proxy materials and wish to receive only one, please notify your broker. Stockholders who currently receive multiple sets of the proxy materials at their address and would like to request “householding” of their communications should contact their broker.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any of our filings under the Exchange Act, the sections of the Proxy Statement entitled “Audit Committee Report” and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Annual Report to Stockholders and Annual Report on Form 10-K

Additional copies of the Annual Report to Stockholders for the fiscal year ended March 31, 2018 and copies of our Annual Report on Form 10-K for the fiscal year ended March 31, 2018 as filed with the Securities and Exchange Commission are available to Stockholders without charge upon written request addressed to: Investor Relations, ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

Appendix A

ABIOMED, INC.

SECOND AMENDED & RESTATED 2015 OMNIBUS INCENTIVE PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based incentive Awards.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; determine the medium in which Awards are settled (whether in cash, shares of Stock, other Awards, other rights or property or a combination thereof); determine whether shares of Stock deliverable in respect of Awards shall be subject to deferral; prescribe forms, rules and procedures relating to the Plan or Awards; and otherwise do all things necessary or desirable to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. Subject to adjustment as provided in Section 7, the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan shall be (i) 4,985,000 shares of Stock, plus (ii) the number of shares of Stock subject to awards granted under the 2008 Plan that on or after the Amendment Date are settled in cash, expire, become unexercisable without having been exercised, terminate, or are forfeited to or repurchased by the Company due to failure to vest. Up to the total number of shares of Stock set forth in the preceding sentence may be issued in satisfaction of ISOs, but nothing in this Section 4(a) shall be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. For the purpose of applying the limitation on the maximum number of shares of Stock that may be delivered hereunder as set forth in this Section 4(a) (and not for purposes of Section 4(c) below), including with respect to any shares of Stock originally available for issuance under the 2008 Plan that become available for issuance hereunder, each share of Stock that is subject to a Stock Option or SAR granted under the Plan shall be counted against the foregoing share limit as one (1) share of Stock and each share of Stock that is subject to an Award other than a Stock Option or SAR granted under the Plan shall be counted against the foregoing share limit as 1.80 shares of Stock. For purposes of this Section 4(a), the number of shares of Stock delivered in satisfaction of Awards, including any shares of Stock originally available for issuance under the 2008 Plan that become available for issuance hereunder, will be determined (i) by treating as not having been delivered any shares of Stock underlying the portion of any Award that is settled in cash or the portion of any Award that expires, becomes unexercisable without having been exercised, terminates, or is forfeited to or repurchased by the Company due to failure to vest, (ii) by treating as having been delivered the full number of shares of Stock covered by any portion of a SAR that is settled in Stock (and not only the number of shares of Stock delivered in settlement), and (iii) by treating as having been delivered any shares of Stock withheld from an Award to satisfy the tax withholding obligations with respect to such Award or in payment of the exercise price of any Stock Option. Any shares of Stock that become available again for issuance hereunder including any shares of Stock originally available for issuance under the 2008 Plan that become available for issuance hereunder, shall become available in the following amounts: (i) one share for every one share of Stock that was subject to a Stock Option or SAR and (iii) 1.80 shares of Stock for every one share of Stock that was subject to an Award other than a Stock Option or SAR. The limits set forth in this

Section 4(a) shall be construed to comply with Section 422. To the extent consistent with the requirements of Section 422 and the regulations thereunder, and other applicable legal requirements (including applicable stock exchange requirements), Stock issued under Substitute Awards shall not reduce the number of shares of Stock available for Awards under the Plan. Shares of Stock that may be delivered under Substitute Awards shall be in addition to the limitations set forth in this Section 4(a) on the number of shares of Stock available for issuance under the Plan, and such Substitute Awards shall not be subject to the per-Participant Award limits described in Section 4(c) below. As of the Amendment Date, no additional awards shall be permitted to be granted from the 2008 Plan and all outstanding awards granted under the 2008 Plan shall continue in full force and operation except as they may be exercised, settled, or forfeited or lapse or otherwise terminate in accordance with their terms.

(b) Type of Shares. Shares of Stock delivered by the Company under the Plan may be authorized but unissued shares of Stock or previously issued shares of Stock acquired by the Company; provided that, for the avoidance of doubt, no shares of Stock acquired by the Company in circumstances described under clauses (ii) or (iii) of the fourth sentence of Section 4(a) above (i.e., the sentence beginning, “For purposes of this Section 4(a) . . .”) will become available again for delivery under the Plan. No fractional shares of Stock will be delivered under the Plan.

(c) Section 162(m) Limits. The following additional limits will apply to Awards of the specified type granted, in the case of Cash Awards, payable to any person (other than a Director, whose Awards shall be subject to the limits set forth in subsection (d) below) in any fiscal year of the Company:

(1)	Stock Options: 750,000 shares of Stock.

(2)	SARs: 750,000 shares of Stock.

(3)	Awards (other than Stock Options or SARs) that are denominated in shares of Stock: 500,000 shares of Stock.

(4)	Cash Awards: $3,000,000.

In applying the foregoing limits, (i) all Awards of the specified type granted to the same person in the same fiscal year will be aggregated and made subject to one limit, (ii) the share limits applicable to Stock Options and SARs refer to the number of shares of Stock underlying such Awards, (iii) the share limit under clause (3) refers to the maximum number of shares of Stock that may be delivered, or the value of which could be paid in cash or other property, under an Award or Awards of the type specified in clause (3) assuming a maximum payout, and (iv) the dollar limit under clause (4) refers to the maximum dollar amount payable under an Award or Awards of the type specified in clause (4) assuming a maximum payout. The foregoing provisions will be construed in a manner consistent with Section 162(m), including, without limitation, where applicable, the rules under Section 162(m) pertaining to permissible deferrals of exempt awards.

(d) Limitations on Awards to Non-Employee Directors. Notwithstanding any other provision of the Plan to the contrary, including subsection (c) above, in the case of a Director, additional limits shall apply such that the maximum grant-date fair value of Awards granted in any fiscal year of the Company during any part of which the Director is then eligible for an Award under the Plan shall be $800,000, computed in accordance with FASB ASC Topic 718 (or any successor provision). The foregoing additional limit related to Directors of the Company shall not apply to any Award or shares of Stock granted pursuant to a Director’s election to receive an Award or shares of Stock in lieu of cash retainers or other fees (to the extent such Award or shares of Stock have a fair value equal to the value of such cash retainers or other fees).

(e) Award Vesting/Exercisability/Payment/Distribution Limitations. (i) No portion of any grant of Restricted Stock shall be scheduled to vest prior to the date that is one (1) year following the date the Restricted Stock is granted; (ii) no portion of any grant of an Stock Option or SAR shall be scheduled to become exercisable prior to the date that is one (1) year following the date the Stock Option or SAR is granted; and (iii) no portion of any grant of a Stock Unit, Cash Award, or other Award (other than Stock Options, SARs, Restricted Stock, or Stock Units) that is convertible into or otherwise based on Stock shall be scheduled to vest or be settled, paid or distributed prior to the date that is one (1) year following the date the applicable Stock Unit, Cash Award, or other Award is granted; provided, however, that Awards (for the avoidance of doubt, including Unrestricted Stock) that result in the issuance (as determined in accordance with the rules set forth in Section 4(a)) of an aggregate of up to 5% of the shares of Stock reserved for issuance under Section 4(a) may be granted to eligible persons without regard to the minimum vesting, exercisability, settlement, payment and distribution provisions of this Section 4(e). For the avoidance of doubt, the foregoing limitations shall apply to any Performance Award granted hereunder that is comprised of Stock Options, SARs, Restricted Stock, Stock Units, or is another Award (other than Stock Options, SARs, Restricted Stock, or Stock Units) that is convertible into or otherwise based on Stock.

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and Directors of, and consultants and advisors to, the Company and its Affiliates who, in the opinion of the Administrator, are in a position to contribute to the success of the Company and its Affiliates. Eligibility for ISOs and Cash Awards is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options other than ISOs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Stock Option to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.

6.	RULES APPLICABLE TO AWARDS

(a) All Awards.

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan. No Awards may be made after ten years from the Date of Adoption but previously granted Awards may continue beyond that date in accordance with their terms.

(3) Transferability. Neither ISOs nor (except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3)) other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards requiring exercise) may be exercised only by the Participant. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs, subject to applicable securities and other laws and such limitations as the Administrator may impose.

(4) Vesting, etc. The Administrator shall determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(A) Immediately upon the cessation of the Participant’s Employment, each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will (except as provided in (B) and (C) below) cease to be exercisable and will terminate, and, all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.

(B) Subject to (C) and (D) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of 90 days or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C) Subject to (D) below, all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her death or Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of 180 days or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D) All Awards (whether or not vested) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the sole determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause.

(5) Recovery of Compensation; Other Terms. Awards (whether or not vested or exercisable) held by a Participant are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company the value received with respect to Awards (including payments made and/or Stock delivered under an Award, and any gain realized on a subsequent sale or disposition of an Award or Stock delivered under an Award), in each case (i) in connection with a breach by the Participant of a non-competition, non-solicitation, confidentiality or similar covenant or agreement, (ii) in accordance with Company policy relating to the recovery of erroneously-paid incentive compensation, as such policy may be amended and in effect from time to time, or (iii) as otherwise required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act. Each Participant, by accepting an Award pursuant to the Plan, agrees to return the full amount required under this Section 6(a)(5) at such time and in such manner as the Administrator shall determine in its sole discretion and consistent with applicable law. Neither the Administrator nor the Company will be responsible for any adverse tax or other consequences to a Participant that may arise in connection with this Section 6(a)(5). In addition, to the extent provided by the Administrator, shares of Stock received upon settlement, vesting or exercise of any Award may be subject to stock ownership guidelines or policies established by the Company with respect to its employees, directors and/or other service providers.

(6) Taxes. The delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award, and all payments with respect to any Award will be subject to reduction for applicable tax and other legally or contractually required withholdings. The Administrator will prescribe such rules for the withholding of taxes with respect to any Award as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law or such greater amount that would not result in adverse accounting consequences to the Company, in the discretion of the Administrator).

(7) Dividend Equivalents, etc. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award; provided, however, that notwithstanding anything to the contrary in the Plan (a) any dividends or dividend equivalents relating to an Award (other than a Stock Option or SAR) that, at the dividend payment date, remains subject to a risk of forfeiture (whether service-based or performance-based) shall be subject to the same risk of forfeiture that applies to the underlying Award and (b) no dividends or dividend equivalents shall be payable with respect to Stock Options or SARs unless and until such Stock Options or SARs have vested and been exercised in accordance with their terms. Any entitlement to dividend equivalents or similar entitlements shall be established and administered either consistent with an exemption from, or in compliance with the requirements of, Section 409A.

(8) Rights Limited. Nothing in the Plan will be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of a termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(9) Section 162(m). This Section 6(a)(9)(A) applies to any Performance Award intended to qualify as exempt performance-based compensation under Section 162(m), as determined by the Administrator. In the case of any Performance Award to which this Section 6(a)(9) applies (other than, with respect to clauses (ii), (iii) and (iv), Options and SARs), except as otherwise determined by the Administrator, (i) the Plan and such Award will be construed and administered to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exemption, (ii) the Administrator will pre-establish, in writing and no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is consistent with qualifying the Award for such exemption), one or more Performance Criteria applicable to such Award, the amount or amounts that will be payable or earned (subject to reduction as describe below) if the Performance Criteria are achieved, and such other terms and conditions as the Administrator deems appropriate with respect to the Award, (iii) at the close of the applicable Performance Period the Administrator will certify whether the applicable Performance Criteria have been attained, (iv) no amount will be paid under such Award unless the Performance Criteria applicable to the payment of such amount have been so certified, except as provided by the Administrator consistent with such exemption, and (v) the Administrator may, in its sole and absolute discretion (either in individual cases or in ways that affect more than one Participant), reduce the actual payment, if any, to be made under such Award to the extent consistent with such exemption. Notwithstanding anything to the contrary in the Plan, except as otherwise determined by the Administrator or as permitted by Internal Revenue Service guidance, the provisions of the Plan that relate to exempt performance-based compensation under Section 162(m) shall not apply to Awards granted on or after the Amendment Date; provided, however, that the terms of this Section 6(a)(9) and the terms of the Plan, as in effect on November 2, 2017, which were those same terms in effect as of immediately prior to the Amendment Date, shall continue to govern the terms of any Performance Awards and Stock Options granted prior to the Amendment Date. It is the intent of the Company that the amendment and restatement of the Plan on the Amendment Date does not constitute a “material modification” (within the meaning of Section 162(m)) of the Plan or Awards granted under it prior to the Amendment Date, and the Plan shall be interpreted in accordance with the foregoing intent.

(10) Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) under the Plan if the Administrator so determines, in which case the shares of Stock delivered shall be treated as awarded under the Plan (and shall reduce the number of shares of Stock thereafter available under the Plan in accordance with the rules set forth in Section 4). In any case where an award is made under another plan or program of the Company or its Affiliates and such award is intended to qualify as exempt performance-based compensation under Section 162(m), and such award is settled by the delivery of Stock or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan or program and under the Plan shall be applied to the Plan as necessary (as determined by the Administrator) to preserve the availability of such exemption.

(11) Section 409A. Each Award shall contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A or (ii) satisfies such requirements.

(b) Stock Options and SARs.

(1) Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in a form acceptable to the Administrator), which may be an electronic notice, signed (including electronic signature in form acceptable to the Administrator) by the appropriate person and accompanied by any payment required under the Award. Any attempt to exercise such an Award by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

(2) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be no less than 100% (or in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the Fair Market Value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant or as otherwise determined by the Administrator with respect to a Substitute Award. Except in connection with a corporate transaction involving the Company (which term shall include, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares) or as otherwise contemplated by Section 7 of the Plan, the Company may not, without obtaining stockholder approval, (A) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs, (B) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs, or (C) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

(3) Payment of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price shall be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of unrestricted shares of Stock that have a Fair Market Value equal to the exercise price, (ii) through a broker-assisted exercise program acceptable to the Administrator, (iii) through the withholding of shares of Stock otherwise to be delivered upon exercise of the Award whose Fair Market Value is equal to the aggregate exercise price of the Award being exercised, (iv) by other means acceptable to the Administrator, or (v) by any combination of the foregoing permissible forms of payment. The delivery of shares of Stock in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) Maximum Term. Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of grant (or five (5) years from the date of grant in the case of an ISO granted to a ten-percent shareholder described in Section 6(b)(2) above).

7.	EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, etc. Except as otherwise provided in an Award agreement, the following provisions will apply in the event of a Covered Transaction:

(1) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may (but, for the avoidance of doubt, need not) provide (i) for the assumption or continuation of some or all outstanding Awards or any portion thereof or (ii) for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2) Cash-Out of Awards. Subject to Section 7(a)(5) below the Administrator may (but, for the avoidance of doubt, need not) provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (or in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; it being understood that if the exercise or purchase price (or base value) of an Award is equal to or greater than the fair market value of one share of Stock, the Award may be cancelled with no payment due hereunder.

(3) Acceleration of Certain Awards. Subject to Section 7(a)(5) below, the Administrator may (but, for the avoidance of doubt, need not) provide that any Award requiring exercise will become exercisable, in full or in part and/or that the delivery of any shares of Stock remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

(4) Termination of Awards Upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine in any case, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) upon consummation of the Covered Transaction, other than Awards assumed pursuant to Section 7(a)(1) above.

(5) Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or acceleration under Section 7(a)(3) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(6) Change of Control. Without limiting the foregoing provisions as they relate to Covered Transactions, upon the occurrence of a Change of Control, except as otherwise provided in an Award, to the extent an outstanding Award is cancelled by the Administrator as of the effective time of such Change of Control, the Administrator shall be required to give prior written notice of such cancellation to each holder of such an Award and to accelerate the time for exercise and/or vesting of all such unexercised, unvested and unexpired Awards. Each holder of such an Award that is a Stock Option or SAR shall have the right to exercise the Award during the ten (10) day-period preceding the effective date of such Change of Control and on the Change of Control the Award shall terminate.

(b) Changes in and Distributions with Respect to Stock.

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of FASB ASC Topic 718 (or any successor provision), the Administrator shall make appropriate adjustments to the maximum number of shares of Stock specified in Section 4(a) that may be delivered under the Plan (and in satisfaction of ISOs) and to the maximum share limits described in Section 4(c), and shall also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, and for the performance-based compensation rules of Section 162(m), to the extent applicable.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved, (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance, and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to exercise of the Award or delivery of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Stock required to be issued to Participants under the Plan will be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued to Participants under the Plan, the Administrator may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, however, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted. For the avoidance of doubt, the foregoing shall not limit the Administrator’s ability under Section 6(a)(9) of the Plan to make adjustments to Performance Awards in accordance with the terms of such Section. Any amendments to the Plan shall be conditioned upon stockholder approval, but only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

11.	MISCELLANEOUS

(a) Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

12.	ESTABLISHMENT OF SUB-PLANS

The Administrator may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Administrator will establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as it deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as it deems necessary or desirable. All supplements so established will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction (as determined by the Administrator) and the Company will not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

13.	GOVERNING LAW

(a) Certain Requirements of Corporate Law. Awards shall be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges, other trading systems or national market on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(b) Other Matters. Except as otherwise provided by the express terms of an Award agreement or under a sub-plan described in Section 12 or as provided in Section 13(a) above, the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of our based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c) Jurisdiction. By accepting an Award, each Participant will be deemed to (i) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts, and (iii) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“2008 Plan”: The ABIOMED, Inc. 2008 Stock Incentive Plan, as amended from time to time and in effect.

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board, including the full Board) such of its duties, powers and responsibilities as it may determine, (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by Section 157(c) of the Delaware General Corporation Law, (iii) to the extent permitted by applicable law, to one or more employee members of the Board the power to grant Awards to persons (other than executive officers of the Company) eligible to receive Awards under the Plan under such procedures as the Compensation Committee (or a properly delegated member or members of such committee) shall have established in its discretion and (iv) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code.

“Amendment Date”: The date the Plan is approved by stockholders of the Company.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Awards (other than Awards described in (i) through (vi) above) that are convertible into or otherwise based on Stock.

(viii) Cash Awards.

“Board”: The board of directors of the Company.

“Cash Award”: An Award denominated in cash.

“Cause”: In the case of any Participant who is party to an employment, severance-benefit, change in control or similar agreement with the Company or any of its Affiliates that contains a definition of “Cause,” the definition set forth in such agreement shall apply with respect to such Participant under the Plan for so long as such agreement remains in effect. In the case of any other Participant, “Cause” shall mean a determination by the Company (including the Board) or any Affiliate that the Participant’s Employment with the Company or any such Affiliate should be terminated as a result of (i) a material breach by the Participant of any agreement to which the Participant and the Company (or any such Affiliate) are parties, (ii) any act or omission to act by the Participant that may have a material and adverse effect on the business of the Company, such Affiliate or any other Affiliate or on the Participant’s ability to perform services for the Company or any such Affiliate, including, without limitation, the commission of any crime (other than an ordinary traffic violation), or (iii) any material misconduct or material neglect of duties by the Participant in connection with the business or affairs of the Company or any such Affiliate. If, subsequent to the Participant’s termination of Employment hereunder for other than Cause, it is determined in good faith by the Company that the Participant’s Employment could have been terminated for Cause, the Participant’s Employment shall be deemed to have been terminated for Cause retroactively to the date the events giving rise to such Cause occurred.

“Change of Control”: The occurrence of any one of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act becomes, after the Date of Adoption of this Plan, a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;

(ii) the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company.

Notwithstanding the foregoing, to the extent any amount constituting “nonqualified deferred compensation” subject to Section 409A would become payable under an Award by reason of a Change of Control, it shall become payable only if the event or circumstances constituting the Change of Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of subsection (a)(2)(A)(v) of Section 409A and the Treasury Regulations thereunder.

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”: The Compensation Committee of the Board.

“Company”: ABIOMED, Inc., a Delaware corporation.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or that results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer pursuant to which at least a majority of the Company’s then outstanding common stock is purchased by a single person or entity or by a group of persons and/or entities acting in concert that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Date of Adoption”: The earlier of the date the Plan was approved by the Company’s stockholders or adopted by the Board, as determined by the Compensation Committee.

“Director”: A non-employee member of the Board.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or any of its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates. Notwithstanding the foregoing and the definition of “Affiliate” above, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed a part of the Plan.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Fair Market Value”: As of a particular date, (i) the closing price for a share of Stock as reported on the NASDAQ Stock Market (or on any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the last preceding date for which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify as exempt performance-based compensation under Section 162(m) and Performance Awards that are not intended to so qualify. All references in the Plan to “Performance Awards” that are intended to qualify as exempt performance-based compensation under Section 162(m) of the Code refer to such Code section as in effect prior to December 22, 2017, including the regulations thereunder and other applicable Internal Revenue Service guidance, whether promulgated or issued before or after December 22, 2017.

“Performance Criteria”: For a Performance Period, specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which are a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. For purposes of Awards that are intended to qualify as exempt performance-based compensation under Section 162(m), a Performance Criterion will mean an objectively determinable measure or objectively determinable measures of performance relating to any, or any combination, of the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or a specified peer group) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Committee specifies, consistent with the requirements of Section 162(m): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after tax basis; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; research and development expenditures; cash flow; margins; stock price; stockholder return; sales of particular products or services; product launches; new drug applications submitted; regulatory approval; clinical trials; patent filings; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, other unusual or infrequently occurring items and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Performance Period”: One or more periods of time, established by the Administrator in its sole discretion, during which attainment of Performance Criteria with respect to such Performance Award are to be measured.

“Plan”: The ABIOMED, Inc. Second Amended & Restated 2015 Omnibus Incentive Plan, as from time to time amended and in effect.

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value (as set forth in Section 6(b)) of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.

“Section 162(m)”: Section 162(m) of the Code.

“Stock”: Common stock of the Company, par value $0.001 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Substitute Awards”: Awards issued under the Plan in substitution for equity awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

ABIOMED, INC. 22 CHERRY HILL DRIVE DANVERS, MA 01923

YOUR VOTE IS IMPORTANT.

VOTE BY INTERNET/TELEPHONE/MAIL

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VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E48687-P08959-Z72436                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ABIOMED, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR ALL nominees in Proposal 1:
1.	Election of Directors	☐	☐	☐
Nominees:
01) Eric A. Rose
02) Jeannine M. Rivet

The Board of Directors recommends that you vote FOR Proposal 2:		For	Against	Abstain

NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED, TO THE EXTENT PERMITTED BY RULE 14A-4(C)(1) OF THE EXCHANGE ACT, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PROPOSAL, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

2.	Approval, by non-binding advisory vote, of executive compensation	☐	☐	☐
The Board of Directors recommends that you vote FOR Proposal 3:
3.

Amend and restate the ABIOMED, Inc. Amended and Restated 2015 Omnibus Incentive Plan to, among other things, increase the number of shares of common stock available for the issuance thereunder by 1,725,000 shares to 4,985,000 shares.

		☐	☐	☐
The Board of Directors recommends that you vote FOR Proposal 4:
4.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2019.	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report are available at

www.proxyvote.com.

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E48688-P08959-Z72436

ABIOMED, INC.

Annual Meeting of Stockholders

August 8, 2018 8:00 A.M. Eastern Time

This proxy is solicited by the Board of Directors.

The undersigned, revoking all prior proxies, hereby appoints Michael R. Minogue, Todd A. Trapp and Stephen C. McEvoy and each of them acting singly, as proxies, with full power of substitution, to vote all shares of capital of ABIOMED, Inc. which the undersigned is entitled to vote at the 2018 Annual Meeting of Stockholders of ABIOMED, Inc. to be held at 8:00 A.M. Eastern Time on August 8, 2018 at the Boston Park Plaza, 50 Park Plaza, Boston, Massachusetts 02116, and at any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and the related Proxy Statement, copies of which have been made available to the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournment or postponement thereof, to the extent permitted by Rule 14a-4(c)(1) of the Exchange Act. Attendance of the undersigned at the Annual Meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates the undersigned’s intention to vote the shares represented hereby in person prior to the exercise of this proxy.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side